UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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COINSTAR, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April [  ], 2008

Dear Coinstar Stockholders:

We are pleased to invite you to the 2008 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will begin at 10:00 a.m. local time on Tuesday, June 3, 2008, at Coinstar’s offices located at 1800 114th Avenue S.E., Bellevue, Washington 98004. Directions and a map to our offices are located on the back of the Proxy Statement.

At the Annual Meeting, you will be asked to:

1.  elect three directors to our Board of Directors (the “Board”);

2.  ratify the Audit Committee’s appointment of KPMG LLP as our independent auditors; and

3.	consider any other business properly presented at the meeting and any adjournment or postponement of the meeting.

Please note that Shamrock Activist Value Fund, L.P. and certain of its affiliates (collectively, “Shamrock”) have notified us that they intend to solicit proxies for and nominate at the Annual Meeting their own slate of three nominees for election as directors, in opposition to the three nominees we have selected. Our Board of Directors believes this is not in your best interest. Our Board of Directors unanimously recommends a vote FOR the election of each of the Board’s nominees pursuant to the instructions on the enclosed WHITE proxy card and urges you not to sign or return any proxy card that you may receive from Shamrock. Even if you have previously signed a proxy card sent by Shamrock, you have the right to change your vote by delivering a subsequent proxy by telephone, by internet, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Only the latest dated proxy card will be counted.

At the Annual Meeting, you will also have the opportunity to hear a review of our business operations during the past year and ask questions.

If you have any questions concerning the Annual Meeting or any matters contained in the Proxy Statement, please contact our Investor Relations Department via telephone at (425) 943-8000 or via email at invest@coinstar.com. You may also contact Georgeson Inc., our proxy solicitor, at [1-xxx-xxx-xxxx] for assistance in voting your shares.

We hope you can join us at the Annual Meeting. Regardless of whether you plan to attend, please read the enclosed Proxy Statement, and vote as promptly as possible by telephone, by internet, or by voting on the enclosed WHITE proxy card, signing and dating the WHITE proxy card, and returning it to us in the enclosed envelope. Your vote is important, so please return your WHITE proxy card or vote by telephone or by internet promptly.

Sincerely,

Keith D. Grinstein	David W. Cole
Chairman of the Board	Chief Executive Officer

COINSTAR, INC.
1800 114th Avenue S.E.
Bellevue, WA 98004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, JUNE 3, 2008
10:00 A.M. LOCAL TIME
BELLEVUE, WASHINGTON

TO THE STOCKHOLDERS OF COINSTAR, INC.:

On Tuesday, June 3, 2008, we will hold our 2008 Annual Meeting of Stockholders (the “Annual Meeting”) at our offices at 1800 114th Avenue S.E., Bellevue, Washington 98004. The Annual Meeting will begin at 10:00 a.m. local time. Directions and a map to our offices are located on the back of the Proxy Statement, which follows this notice.

At the Annual Meeting, stockholders will be asked to:

1.	elect three directors to our Board of Directors (the “Board”);

2.	ratify the Audit Committee’s appointment of KPMG LLP as our independent auditors; and

3.	consider any other business properly presented at the meeting and any adjournment or postponement of the meeting.

Other than as described in the Proxy Statement, we have not received notice of other matters that may be properly presented at the Annual Meeting.

You are entitled to vote at the Annual Meeting and any adjournments or postponements of the meeting if you were a stockholder of record at the close of business on Friday, April 11, 2008. At the Annual Meeting and for ten business days prior, a list of stockholders of record entitled to vote will be available for any purpose germane to the meeting at our principal executive offices, 1800 114th Avenue S.E., Bellevue, Washington 98004. If you would like to view the stockholder list, please call our Investor Relations Department at (425) 943-8000.

Regardless of whether you plan to attend the Annual Meeting, please vote by telephone, by internet, or by completing, dating, signing and returning the enclosed WHITE proxy card as promptly as possible in order to ensure your representation at the meeting. A prepaid return envelope is enclosed for returning the WHITE proxy card. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. If your shares are held through a bank, broker, or other holder of record and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy issued in your name from your bank, broker, or other holder of record.

The Proxy Statement is furnished in connection with the solicitation of proxies by Coinstar, Inc. on behalf of the Board of Directors for the Annual Meeting. Distribution of the Proxy Statement and form of proxy to stockholders is scheduled to begin on or shortly after April [  ], 2008.

Please note that Shamrock Activist Value Fund, L.P. and certain of its affiliates (collectively, “Shamrock”) have notified us that they intend to solicit proxies for and nominate at the Annual Meeting their own slate of three nominees for election as directors, in opposition to the three nominees we have selected. Our Board of Directors believes this is not in your best interest. Our Board of Directors unanimously recommends a vote FOR the election of each of the Board’s nominees pursuant to the instructions on the enclosed WHITE proxy card and urges you not to sign or return any proxy card that you may receive from Shamrock. Even if you have previously signed a proxy card sent by Shamrock, you have the right to change your vote by delivering a subsequent proxy by telephone, by internet, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Only the latest dated proxy card will be counted.

By Order of the Board of Directors

Donald R. Rench
Corporate Secretary
Bellevue, Washington
April [  ], 2008

COINSTAR, INC.
1800 114th Avenue S.E.
Bellevue, WA 98004

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION CONCERNING PROXIES AND VOTING AT THE ANNUAL MEETING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of Coinstar, Inc. (“Coinstar,” the “Company,” “we,” “us,” or “our”), a Delaware corporation, of proxies to be voted at our 2008 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting.

You are invited to attend our Annual Meeting on Tuesday, June 3, 2008, beginning at 10:00 a.m. local time. The Annual Meeting will be held at our offices at 1800 114th Avenue S.E., Bellevue, Washington 98004. Directions and a map to our offices are located on the back of this Proxy Statement.

What information is included in this Proxy Statement?

The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our Board of Directors and Board committees, the compensation of directors and certain current and former executive officers for fiscal 2007, and other information.

Who is entitled to vote?

Holders of Coinstar common stock at the close of business on Friday, April 11, 2008 (the “Record Date”), are entitled to receive the Notice of Annual Meeting of Stockholders (the “Notice”) and vote at the Annual Meeting. As of the Record Date, there were [          ] shares of Coinstar common stock outstanding and entitled to vote.

How many votes do I have?

Each share of Coinstar common stock is entitled to one vote on each matter properly brought before the Annual Meeting. For example, if you own 30 shares of Coinstar common stock, you are entitled to 30 votes at the Annual Meeting. Stockholders do not have cumulative voting rights.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with Coinstar’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, the “stockholder of record,” and the Notice, Proxy Statement, Coinstar’s Annual Report to Stockholders (including Coinstar’s Form 10-K for the year ended December 31, 2007) (the “Annual Report”), and WHITE proxy card have been sent directly to you by Georgeson Inc. on behalf of Coinstar or by Coinstar.

If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of such shares. The Notice, Proxy Statement, Annual Report, and applicable voting instruction card have been forwarded to you by your broker, bank, or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares by using the voting instruction card included in the mailing.

What am I voting on?

You are being asked to vote on two proposals:

(1)	to elect three directors to our Board of Directors; and

(2)	to ratify the Audit Committee’s appointment of KPMG LLP as our independent auditors.

How do I vote?

Vote by Internet. You can vote by internet. The website address for internet voting can be accessed through the website printed on your WHITE proxy card. You can use the internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on the day before the Annual Meeting. Internet voting is available 24 hours a day. If you vote by internet, you do NOT need to vote by telephone or return a proxy card.

Vote by Telephone. You can vote by telephone by calling the toll-free telephone number appearing on your WHITE proxy card. You will need to use the control number appearing on your WHITE proxy card. In order to cast your vote telephonically, you may transmit your voting instructions from any touch tone telephone up until 11:59 p.m. Eastern Time on the day before the Annual Meeting. Telephone voting is available 24 hours a day. If you vote by telephone you do NOT need to vote by internet or return a proxy card.

Vote by Mail. You can vote by mail by completing, signing, and dating the WHITE proxy card or voting instruction card and returning it in the prepaid return envelope. If you are a stockholder of record and you return your signed WHITE proxy card but do not indicate your voting preferences, the persons named in the WHITE proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.

Vote in Person at the Annual Meeting. All stockholders as of the Record Date can vote in person at the Annual Meeting. You can also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner, you must obtain a legal proxy from your broker, bank, or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote either by telephone, by internet, or by returning the WHITE proxy card or voting instruction card by mail so that your vote will be counted if you later decide not to attend.

What can I do if I change my mind after I vote?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

(1)	delivering written notice to the Company;

(2)	timely delivering a valid, subsequent proxy by internet, by telephone, or by returning a subsequent proxy card; or

(3)	voting by ballot at the Annual Meeting.

If you are a beneficial owner, you may submit new voting instructions by contacting your broker, bank, or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as previously described. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

What should I do if I receive a proxy card from Shamrock?

Shamrock may solicit proxies. Our Board of Directors recommends that you do not sign or return any proxy card furnished by Shamrock. Even a vote against Shamrock’s nominees on its card will cancel any previous proxy given to Coinstar. If you have already sent a proxy card to Shamrock, you may revoke it and provide your support to the Board’s three nominees for director by delivering a subsequent proxy by telephone, by internet, or by signing, dating, and returning the enclosed WHITE proxy card. Only your latest dated proxy will count.

Is there a list of stockholders entitled to vote at the Annual Meeting?

A list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for ten business days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m., local time, at our principal executive offices at 1800 114th Avenue S.E., Bellevue, Washington 98004. If you would like to view the stockholder list, please call our Investor Relations Department at (425) 943-8000. The list will also be available at the Annual Meeting.

What constitutes a quorum at the Annual Meeting?

The holders of a majority of the outstanding shares entitled to vote at the Annual Meeting, present in person or represented by proxy at the Annual Meeting, are necessary to constitute a quorum to transact business. Abstentions and “broker non-votes” (as described under the heading “What are ’broker non-votes’ and how are they voted?”) are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements to elect directors and to approve each of the proposals described in this Proxy Statement?

Shares represented by a proxy validly delivered by telephone, by internet, or by mail (as described under the heading “How do I vote?”) will be voted at the Annual Meeting and, when instructions are given by the stockholder, will be voted in accordance with those instructions. If you are a stockholder of record and you return your WHITE proxy card but do not indicate your voting preferences, the persons named on the WHITE proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.

Election of Directors. As of the date of this Proxy Statement, the Board of Directors has determined that the number of director nominees exceeds the number of directors to be elected at the Annual Meeting, and therefore the election is considered a contested election. Under Coinstar’s Bylaws, a plurality voting standard applies to contested director elections. This means that the director nominees receiving the most “for” votes will be elected to the available director positions. Stockholders will only be given the ability to cast “for” or “withhold” votes.

If prior to 20 days before the Annual Meeting date, the Board rescinds its determination that the election is a contested election, then each of the directors will be elected by the affirmative vote of a majority of the votes cast with respect to such director. A “majority of the votes cast” means that the number of votes cast “for” the director exceeds the number of votes cast “against” the director, with stockholders given the ability to cast votes “for” or “against” a director or to “abstain” from such a vote.

The Board’s determination that Shamrock’s notice of nomination was timely received for purposes of determining whether the election is a contested or an uncontested election is neither an admission that Shamrock was eligible to deliver such notice of nomination nor an admission that such notice otherwise complied with our Bylaws or that Shamrock nominees are eligible for nomination to our Board.

Ratification of KPMG LLP and Other Proposals. Under Coinstar’s Bylaws, the votes cast “for” must exceed the votes cast “against” to approve the ratification of KPMG LLP as our independent auditors and any other proposals. Abstentions and, if applicable, broker non-votes, are not counted as votes “for” or “against” this proposal.

We are not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in this Proxy Statement and the Notice. If any other matters are properly presented at the Annual Meeting, the persons named as proxies will have the authority to vote the shares in their best judgment.

What are “broker non-votes” and how are they voted?

A “broker non-vote” occurs when a broker, bank, or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder (i) has not received instructions from the beneficial owner and (ii) does not have discretionary voting power for that particular item.

If you are a beneficial holder and you do not give instructions to your broker, bank, or other holder of record, such holder of record will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (those shares are treated as “broker non-votes”). If Shamrock solicits proxies to elect its nominees to Coinstar’s Board of Directors at the

Annual Meeting, then the election of directors will be a “non-discretionary” item. As a result, if your shares are held of record by your broker, bank, or other holder and you do not provide instructions as to how your shares are to be voted in the election of directors, your broker, bank, or other holder of record will not be able to vote your shares in the election of directors, and your shares will not be voted for any of the Board’s nominees. We urge you to provide instructions to your broker, bank, or other holder of record so that your votes may be counted on this important matter. We urge you to vote your shares by following the instructions provided in these proxy materials or the voting instruction card provided by your broker, bank, or other holder of record to ensure that your shares are voted on your behalf.

If you are a beneficial owner, your broker, bank, or other holder of record has “discretion” to vote your shares on the ratification of KPMG LLP as our independent auditors even if the holder of record does not receive voting instructions from you. In addition, if Shamrock does not nominate directors at the Annual Meeting, your broker, bank, or other holder of record will have discretion to vote your shares on the election of directors.

What is the effect of the proposal to ratify the Audit Committee’s appointment of KPMG LLP as our independent auditors?

Selection of Coinstar’s independent auditors is not required to be submitted to a vote of stockholders. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation, and oversight of the audit work of the independent auditors. However, the Board of Directors has elected to submit the selection of KPMG LLP as our independent auditors to stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain KPMG LLP, and may retain that firm or another without resubmitting the matter to Coinstar’s stockholders. Even if the appointment is ratified, the Audit Committee may, at its discretion, appoint different independent auditors at any time during the year.

Who counts the votes?

Coinstar will engage an independent inspector of election to count votes. The inspector of election will separately count affirmative, negative, and withhold votes (as applicable), abstentions, and broker non-votes.

Who will pay for the cost of this proxy solicitation?

Coinstar will bear the cost of soliciting proxies. Proxies may be solicited on our behalf by Coinstar directors, officers, or employees in person or by telephone, electronic transmission, and facsimile transmission, or by Coinstar through press releases or other means. Appendix I sets forth certain information relating to our directors and certain of our officers and other employees who may be deemed “participants” in the Board of Director’s solicitation of proxies in connection with the Annual Meeting under the applicable rules of the Securities and Exchange Commission. No additional compensation will be paid to directors, officers, or other employees for soliciting proxies. We furnish copies of solicitation materials to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. In addition, as a result of the proxy contest threatened by Shamrock, we have retained Georgeson Inc. to aid in the solicitation of proxies. Georgeson expects that approximately [          ] of its employees will assist in the solicitation. We currently estimate the fees payable to Georgeson in connection with such services to be approximately $[          ], plus reimbursement of out-of-pocket expenses. Expenses related to the solicitation of stockholders as a result of the proxy contest threatened by Shamrock in excess of those normally spent for an annual meeting of stockholders, are currently expected to be approximately $[          ], of which approximately $[          ] has been spent to date.

When will Coinstar announce the results of the voting?

We will announce preliminary voting results following the Annual Meeting. Final and official voting results will be disclosed no later than the filing of our quarterly report on Form 10-Q for the quarter ended June 30, 2008 (which will be available at www.sec.gov and on our website at www.coinstar.com).

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting if you were a Coinstar stockholder as of the Record Date or you hold a valid proxy for the Annual Meeting. In order to be admitted to the Annual Meeting, you must present photo identification. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record as of the Record Date. If you are a beneficial owner, you should provide proof of beneficial ownership as of the Record Date, such as your account statement reflecting ownership as of the Record Date, a copy of the voting instruction card provided by your broker, trustee, or nominee, or other similar evidence of ownership. If you do not comply with these procedures, you may not be admitted to the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and Bylaws divide the Board of Directors into three classes. Each class has a three-year term. Only persons elected by a majority of the remaining directors may fill vacancies on the Board.

Board Composition

As of March 31, 2008, the Board of Directors was composed of seven members, divided into three classes as follows:

					Nominating and
		Term	Audit	Compensation	Governance
Name	Age	Expiring In	Committee	Committee	Committee

Deborah L. Bevier	56	2008		**	*
David W. Cole	60	2009
David M. Eskenazy	46	2008	**
Keith D. Grinstein	47	2010	*	*	*
R. Michael Rouleau	69	2009			*
Robert D. Sznewajs	61	2008	*	*
Ronald B. Woodard	65	2010			**

*	Member.

**	Chairperson.

If elected at the Annual Meeting, the Board’s nominees, Ms. Bevier and Messrs. Eskenazy and Sznewajs, will serve until the 2011 Annual Meeting of Stockholders or until their respective successor is duly elected and qualified, or until their death, resignation, or retirement. Messrs. Cole, Grinstein, Rouleau, and Woodard will continue in office until their respective successor is duly elected and qualified, or until their death, resignation, or retirement.

Except as otherwise specified in a proxy, proxies will be voted for the Board’s nominees, Ms. Bevier and Messrs. Eskenazy and Sznewajs. Ms. Bevier and Messrs. Eskenazy and Sznewajs have each agreed to serve if elected, and management has no reason to believe that they will be unable to serve. If any of the Board’s nominees becomes unavailable to serve as a director, proxies will be voted for the election of such person as shall be designated by the Board of Directors, unless the Board chooses to reduce the number of directors serving on the Board.

Please note that Shamrock notified us that it intends to solicit proxies for and nominate at the Annual Meeting its own slate of three nominees for election as directors, in opposition to the three nominees we have selected. Our Board of Directors believes this is not in your best interest. Our Board of Directors unanimously recommends a vote FOR the election of each of the Board’s nominees pursuant to the instructions on the enclosed WHITE proxy card and urges you not to sign or return any proxy card that you may receive from Shamrock. Even if you have previously signed a proxy card sent by Shamrock, you have the right to change your vote by delivering a subsequent proxy by telephone, by internet, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Only the latest dated proxy card will be counted.

Nominees for election to a three-year term expiring at the 2011 Annual Meeting of Stockholders

Deborah L. Bevier

Deborah L. Bevier has been a director of Coinstar since August 2002. Ms. Bevier has been a principal of DL Bevier Consulting LLC (an organizational and management consulting firm) since May 2004. Ms. Bevier also served as president of Waldron Consulting, a division of Waldron & Co. (an organizational and management consulting firm) from July 2004 to April 2006. Prior to that time, from 1996 until 2003, Ms. Bevier served as a director, president, and chief executive officer of Laird Norton Financial Group and its predecessor companies (an independent financial advisory services firm). From 1973 to 1996, Ms. Bevier held numerous leadership positions with KeyCorp (a bank holding company), including chairman and chief executive officer of Key Bank of Washington. Ms. Bevier currently serves on the board of directors of Fisher Communications, Inc. (a media and communications company), F5 Networks, Inc. (an application traffic management software company), and Puget Sound Bank.

David M. Eskenazy

David M. Eskenazy has been a director of Coinstar since August 2000. He has served as the Chief Operating Officer of Investco Financial Corporation (a real estate development and management company in the Puget Sound region) since March 2008, and previously served as Chief Investment Officer from January 2007 to March 2008. From October 1987 to November 2006, he held a number of financial positions, ultimately serving as executive vice president and chief operating officer, at R.C. Hedreen Co. (a hotel development and investment firm). Prior to that, he served on the audit staff of Peat Marwick Mitchell & Co. (an accounting firm). Mr. Eskenazy is a certified public accountant (inactive).

Robert D. Sznewajs

Robert D. Sznewajs has been a director of Coinstar since August 2002. Since January 2000, Mr. Sznewajs has served as president, chief executive officer, and a member of the board of directors of West Coast Bancorp (a bank holding company). Mr. Sznewajs is a certified public accountant (inactive).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE BOARD’S NOMINEES.

Directors continuing in office until the 2009 Annual Meeting of Stockholders

David W. Cole

David W. Cole has served as Chief Executive Officer and a director of Coinstar since October 2001. From December 1999 through February 2001, Mr. Cole served as president of The Torbitt & Castleman Company (a specialty food products manufacturer). From November 1993 through December 1999, he served as president of Paragon Trade Brands (a private label disposable diaper manufacturer). Mr. Cole is a director of Students for Free Enterprise, an international non-profit association.

R. Michael Rouleau

R. Michael Rouleau has been a director of Coinstar since January 2007. Mr. Rouleau has numerous years of experience in the retail sector, most recently at Michaels Stores, Inc. (a national arts and crafts specialty retailer), serving as its chief executive officer from April 1996 to March 2006 and also as its president from April 1997 to June 1999 and again from March 2001 to March 2006. Mr. Rouleau previously served as executive vice president of store operations for Lowe’s Companies, Inc. (a home improvement retailer) from May 1992 until April 1996. Prior to joining Lowe’s, Mr. Rouleau was a co-founder and president and chief executive officer of Office Warehouse, which subsequently merged into Office Max (an office products retailer). Mr. Rouleau also served with the Target Stores division (a general merchandise retailer) of Dayton Hudson Corporation for 20 years, from its inception in 1962.

Directors continuing in office until the 2010 Annual Meeting of Stockholders

Keith D. Grinstein

Keith D. Grinstein has been a director of Coinstar since August 2001 and has served as the Board of Directors’ non-employee chairperson since June 2002. Mr. Grinstein has served as a partner at Second Avenue Partners (an early stage investment group) since January 2000. He has also held a number of senior executive positions at Nextel International, Inc. (a telecommunications company), serving as its president from January 1996 to March 1999, its chief executive officer from January 1996 to August 1999, and a member of its board of directors from 1996 until 2002. Mr. Grinstein previously served as president and chief executive officer of the Aviation Communications Division of AT&T Wireless Services, Inc., formerly McCaw Communications (a provider of wireless voice and data services and products), from January 1991 to December 1995. Mr. Grinstein is currently a director of TrueBlue, Inc. (a provider of temporary manual labor), NetSuite Inc. (a business management software provider), and F5 Networks, Inc. (an application traffic management software company).

Ronald B. Woodard

Ronald B. Woodard has been a director of Coinstar since August 2001. Mr. Woodard is chairperson of MagnaDrive Corporation (an industrial magnetic coupling manufacturer). Mr. Woodard co-founded MagnaDrive in April 1999 after a 32-year career with The Boeing Company (an aerospace firm), where he held numerous positions including president of The Boeing Commercial Airplane Group. Mr. Woodard is currently a director of AAR Corp. (a provider of aftermarket support to the aviation and aerospace industry) and Continental Airlines, Inc. (a commercial airline company). He is also a director of Knowledge Anywhere (an on-line provider of employee training) and the Shaw Island School Board and a trustee of the Seattle Symphony.

CORPORATE GOVERNANCE

Board of Directors

During 2007, the Board of Directors met 13 times. The standing committees of the Board held a total of 30 meetings. No member attended fewer than 94% of the meetings of the Board and standing Board committees on which he or she served. It is Coinstar’s policy to request and encourage all of its directors and director nominees to attend in person the annual meeting of stockholders, absent unavoidable conflicts or extenuating circumstances that prohibit attendance. Last year, all directors attended the 2007 Annual Meeting of Stockholders.

The Nasdaq Marketplace Rules require that a majority of our directors be “independent,” as defined by Nasdaq Marketplace Rule 4200(a)(15). The Board of Directors, following the review and recommendation of the Nominating and Governance Committee, reviewed the independence of our directors, including whether specified transactions or relationships exist currently, or existed during the past three years, between our directors, or certain family members or affiliates of our directors, and Coinstar and our subsidiaries, certain other affiliates, or our independent auditors. In the review, the placement of Coinstar products and services in West Coast Bank locations, which are owned and operated by West Coast Bancorp, of which Mr. Sznewajs is the president, chief executive officer, and a member of the board of directors, was considered. In addition, the independence of a director who is an officer of a company whose parent company has an investment in a company that has a business relationship with Coinstar, was considered. As a result of the review, the Board determined that all of the directors, except Mr. Cole, who is an employee, were “independent” under the applicable Nasdaq Marketplace Rules described above.

Board Committees

The Board of Directors has established the following standing committees: Audit, Compensation, and Nominating and Governance. The Board may, by resolution passed by a majority of the Board, from time to time, appoint other special committees to address special projects or matters of interest to the Board.

All of the members of each of the standing committees meet the criteria for independence prescribed by Nasdaq. Membership of the standing committees is determined annually by the Board of Directors. Adjustments to committee assignments may be made at any time. As of March 31, 2008, membership of each standing committee was as set forth above under “Board Composition.”

The Board of Directors has adopted a written charter for each standing committee. Stockholders may access a copy of each committee’s charter on the Investor Relations section of Coinstar’s website at www.coinstar.com. A summary of the duties and responsibilities of each committee is set forth below.

Audit Committee	9 meetings in 2007

The purpose of the Audit Committee is to assist the Board of Directors in oversight of (i) the integrity of Coinstar’s financial statements, (ii) Coinstar’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, (iv) the performance of Coinstar’s independent auditors and the internal auditors, and (v) compliance with Coinstar’s code of ethics for senior financial officers and with Coinstar’s code of conduct for all Coinstar personnel. The Audit Committee retains the authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditors. The Audit Committee may retain independent counsel and accountants and other professionals to assist it without seeking Board approval with respect to the selection, fees, or terms of engagement of any such advisors.

The Audit Committee meets with our independent auditors at least quarterly, prior to releasing our quarterly results, to review the results of the auditors’ interim reviews or annual audit before the results are released to the public or filed with the Securities and Exchange Commission (the “SEC”) or other regulators. The Audit Committee also reviews and comments as to the quality of our accounting principles and financial reporting and controls, adequacy of staff, and the results of procedures performed in connection with the audit process.

The charter of the Audit Committee requires that it be composed of at least three directors, all of whom meet the independence requirements established by the Board of Directors, Nasdaq, and other applicable laws and regulations. Each Audit Committee member must meet the financial literacy, experience, and expertise requirements of the SEC, Nasdaq, and other applicable laws and regulations. At least one Audit Committee member must be an “audit committee financial expert” and have accounting or related financial management expertise as required by the Board, the SEC, and Nasdaq. No member of the Audit Committee may serve on more than three audit committees of publicly traded companies (including our Audit Committee), unless the Board determines that such simultaneous service would not impair the ability of such member to serve on the Audit Committee. The Board has determined that Mr. Grinstein’s simultaneous service on the audit committees of TrueBlue, Inc., NetSuite, Inc., and F5 Networks, Inc. will not impair his ability to serve on our Audit Committee.

The Board of Directors has determined that each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and Nasdaq. The Board has also determined that Messrs. Eskenazy and Sznewajs are “audit committee financial experts” under SEC rules, have accounting or related financial management experience, and are financially sophisticated under the Nasdaq Marketplace Rules.

Compensation Committee	14 meetings in 2007

The purpose of the Compensation Committee is to ensure that Coinstar’s compensation practices further the shared interests of stockholders and management to attract, hire, retain, and motivate the people needed to achieve Coinstar’s performance goals. In particular, the Compensation Committee (i) defines and oversees the executive compensation programs (including compensation of the Chief Executive Officer), (ii) reviews, approves, and administers equity-based compensation and benefit plans, (iii) periodically reviews other employee compensation and benefits programs, and (iv) defines and oversees the director compensation program.

The Compensation Committee’s charter reflects the responsibilities noted above and is reviewed regularly by the Compensation Committee. The charter also requires that the Compensation Committee be composed of at least three directors, all of whom are non-employee outside directors and meet the independence requirements established by the Board of Directors, Nasdaq, and other applicable laws and regulations. The Board has determined that each member of the Compensation Committee meets such requirements. The Compensation Committee meets throughout the year at scheduled and special times, and takes actions by written consent, when necessary.

Pursuant to the Compensation Committee’s charter, the Compensation Committee may engage professional consultants to assist it in meeting its responsibilities. The Compensation Committee may work with Coinstar’s human resources professionals and with outside consultants to conduct market surveys to assess and compare executive compensation levels and pay practices in similarly situated companies. The Compensation Committee has authority to retain outside counsel, compensation consultants, or other experts or consultants, including sole authority to terminate and approve the fees and other retention terms for such persons. To the extent permitted by applicable law, regulations, and Nasdaq, the Compensation Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Compensation Committee or of the Board of Directors, or to Coinstar’s officers, to perform certain duties on its behalf.

The Compensation Committee reports frequently to the Board of Directors and maintains open communication with Coinstar’s Chief Executive Officer, independent consultants, and internal human resources professionals. The Compensation Committee establishes an annual meeting schedule. Other meetings may be called by the Compensation Committee’s chairperson or at the direction of the Board. The Compensation Committee’s chairperson and Coinstar’s Chief Executive Officer and/or Corporate Vice President of Human Resources jointly prepare an agenda for each Compensation Committee meeting.

Compensation Consultant

Pursuant to the Compensation Committee’s charter, as outlined above, the Compensation Committee may engage outside consultants to assist it in meeting its responsibilities. For 2007 executive compensation, the Compensation Committee retained Towers Perrin as a compensation consultant. Beginning in November 2006, Towers Perrin reviewed Coinstar’s compensation philosophies and practices. Towers Perrin then conducted a competitive market analysis of Coinstar’s executive positions that included published national survey sources of similarly-sized companies augmented by proxy data of West Coast companies of similar size and with similar price-to-earnings multiples. The Compensation Committee then worked closely with Towers Perrin, our Chief Executive Officer, and our Corporate Vice President of Human Resources to review and age the national survey data by 3.5% to bring it current to July 1, 2007 for its determination of 2007 base salaries. In 2007, Towers Perrin attended one Compensation Committee meeting and held several telephone conference calls with the Compensation Committee’s chairperson and the Corporate Vice President of Human Resources during the executive compensation evaluation process. Towers Perrin did not provide any other services to Coinstar and received fees from Coinstar on behalf of the Compensation Committee.

Role of Executives in Establishing Compensation

In connection with the preparation of executive compensation, Coinstar’s management assists the Compensation Committee with the assessment, design, and recommendation of compensation programs. At the request of the Compensation Committee, the Chief Executive Officer, Chief Financial Officer, and Corporate Vice President of Human Resources assist in the review of compensation studies and proposed incentive plans, including, at the delegation of the Compensation Committee, proposing specific performance goals to be reviewed by the Compensation Committee with respect to the short-term executive incentive plan. At the request of the Compensation Committee, the Chief Executive Officer, Chief Financial Officer, and Corporate Vice President of Human Resources may attend the Compensation Committee meetings that relate to executive compensation; however, the executives do not attend the executive sessions of the meetings. In connection with reviewing and determining executive compensation, the Compensation Committee asks the Chief Executive Officer to provide recommendations for compensation levels for the other executive officers. The Compensation Committee uses this information along with, among other things, survey data and market studies to determine executive compensation.

Nominating and Governance Committee	7 meetings in 2007

The purposes of the Nominating and Governance Committee (the “Nominating Committee”) are to (i) identify individuals qualified to become members of the Board of Directors, (ii) approve and recommend to the Board director candidates, (iii) oversee evaluations of the Board and its committees, (iv) monitor the independence of non-employee directors, (v) develop, annually update, and recommend to the Board corporate governance principles and policies applicable to Coinstar, including its code of conduct, and (vi) monitor compliance with such principles and policies.

The charter of the Nominating Committee requires that it be composed of at least three directors, each of whom meets the independence standards required by the Board of Directors, Nasdaq, and other applicable laws and regulations. The Board has determined that each member of the Nominating Committee meets such requirements.

As noted above, the Nominating Committee is responsible for making recommendations to the Board of Directors concerning nominees for election as directors and nominees for Board vacancies. To fulfill this role, the Nominating Committee has authority to retain and terminate any search firm that is used to identify director candidates and retains the sole authority to approve fees and other retention terms relating to search firms. The Nominating Committee may also retain independent counsel and other professionals to assist it. When assessing a director candidate’s qualifications, the Nominating Committee will consider, among other factors, issues of expertise (including retail, public company, and policy-making experience), independence, personal and professional ethics, integrity, and values, as well as skills relating to finance, public policy, management, and business. These director selection guidelines are further described in Exhibit A to the Nominating Committee’s charter.

Pursuant to its charter, the Nominating Committee will also consider qualified director candidates recommended by Coinstar’s stockholders. The Nominating Committee evaluates the qualifications of candidates properly submitted by stockholders in the same manner as it evaluates the qualifications of director candidates identified by the Nominating Committee or the Board of Directors. Stockholders can recommend director candidates by following the instructions outlined below under “Consideration of Stockholder-Recommended Nominees.” No nominations for director were submitted to the Nominating Committee for consideration by any of Coinstar’s stockholders, including Shamrock, in connection with the Annual Meeting.

2007 Director Compensation Table

The following table shows compensation earned by or paid to our non-employee directors who served as directors during 2007.

					Change in
					Pension
					Value and
					Nonqualified
					Deferred
	Fees Earned or		Stock	Option	Compensation	All Other
Name(1)	Paid in Cash		Awards (2)	Awards (3)	Earnings	Compensation		Total

Deborah L. Bevier	$79,375		$57,904	$53,902	—	—		$191,181
David M. Eskenazy	81,250		57,904	53,902	—	—		193,056
Keith D. Grinstein	124,000	(4)	75,117	82,450	—	$9,250	(5)	290,817
R. Michael Rouleau (6)	59,500		43,025	139,627	—	—		242,152
Robert D. Sznewajs	82,000		57,904	53,902	—	—		193,806
Ronald B. Woodard	61,375		57,904	53,902	—	—		173,181

(1)	David W. Cole, Chief Executive Officer, did not receive additional compensation for his services on the Board of Directors. Mr. Cole’s compensation is described in the 2007 Summary Compensation Table.

(2)	As of December 31, 2007, non-employee members of the Board of Directors had the following aggregate number of restricted stock awards outstanding: Ms. Bevier, 2,347; Mr. Eskenazy, 2,347; Mr. Grinstein, 3,286; Mr. Rouleau, 2,347; Mr. Sznewajs, 2,347; and Mr. Woodard, 2,347. The dollar amounts in this column reflect the amount recognized for financial statement reporting purposes in accordance with FAS 123R (excluding the accounting effect of any estimate of future forfeitures, and reflecting the effect of any actual forfeitures) for the fiscal year ended December 31, 2007. Accordingly, the amounts include amounts from awards granted in or prior to 2007. Assumptions used in the calculation of these amounts are described in notes 2 and 10 to the Company’s audited financial statements included in the Annual Report. On June 4, 2007, each non-employee director, other than Mr. Grinstein, received an annual award of restricted stock with a grant date fair value of $75,000, based on the closing price of our common stock on the date of grant ($31.95), resulting in 2,347 shares of restricted stock. As Chairman of the Board of Directors, Mr. Grinstein received an annual award of restricted stock with a grant date fair value of $105,000, based on the closing price of our common stock on the date of grant ($31.95), resulting in 3,286 shares of restricted stock. Each restricted stock award vests one year from the date of grant.

(3)	As of December 31, 2007, non-employee members of the Board of Directors had the following aggregate number of options outstanding: Ms. Bevier, 52,434; Mr. Eskenazy, 62,434; Mr. Grinstein, 83,691; Mr. Rouleau, 13,934; Mr. Sznewajs, 52,434; and Mr. Woodard, 57,434. The dollar amounts in this column reflect the amount recognized for financial statement reporting purposes in accordance with FAS 123R (excluding the accounting effect of any estimate of future forfeitures, and reflecting the effect of any actual forfeitures) for the fiscal year ended December 31, 2007. Accordingly, the amounts include amounts from options granted in or prior to 2007. Assumptions used in the calculation of these amounts are described in notes 2 and 10 to the Company’s audited financial statements included in the Annual Report. On June 4, 2007, each non-employee director, other than Mr. Grinstein, received an annual stock option grant with a grant date fair value of $35,000, resulting in an option to purchase 2,934 shares of common stock. As Chairman of the Board of Directors, Mr. Grinstein received an annual stock option grant with a grant date fair value of $50,000, resulting in an option to purchase 4,191 shares of common stock. These grants vest in equal monthly installments over one year from the date of grant and have a term of five years. Mr. Rouleau was also granted an initial option to purchase 11,000 shares of common stock, with a grant date fair value of $119,790, upon election to the Board of Directors. This grant vested immediately on grant and has a term of five years.

(4)	Includes a $1,250 late payment in the first quarter of 2007 for services in 2006.

(5)	Amount reflects compensation from Coinstar for Mr. Grinstein’s service on the board of directors of Redbox Automated Retail, LLC (“Redbox”), an investment between Coinstar and affiliates of McDonald’s Corporation. For his services on the Redbox board of directors, Mr. Grinstein receives $1,500 ($1,000 prior to June 4, 2007) per meeting attended in person and $750 per meeting attended telephonically.

(6)	Mr. Rouleau was elected to the Board of Directors on January 9, 2007.

Time and Manner of Compensation

Cash compensation for attending committee meetings is paid at the end of each fiscal quarter. Annual cash retainers for service as a director or committee chairperson are paid in quarterly installments at the same time as committee meeting fees are paid. Directors may elect to receive their compensation in the form of Coinstar common stock rather than cash. If the director elects to receive Coinstar common stock, the director will receive the number of whole shares that may be purchased at the fair market value on the last day of the fiscal quarter with the compensation otherwise payable in cash. Any balance of compensation remaining after the whole shares are issued is then paid in cash. In the past, we allowed directors to defer portions of their annual cash compensation into tax-deferred interest-bearing accounts pursuant to the Outside Directors’ Deferred Compensation Plan. In January 2005, we suspended future deferrals under the plan due to low participation. Directors who had previously deferred a portion of their cash compensation continue to maintain interests in the plan.

Pursuant to a non-employee director program administered under Coinstar’s 1997 Amended and Restated Equity Incentive Plan, as amended on June 4, 2007, stock options and restricted stock awards are automatically awarded upon initial election or appointment to the Board of Directors and following each annual meeting of stockholders. The terms of these awards are described in footnotes 2 and 3 to the table above. Stock options are granted with exercise prices equal to the per share fair market value of Coinstar common stock on the date of grant.

2007 Compensation

For 2007, the components of Coinstar’s non-employee director cash and equity compensation were:

Compensation paid to non-employee directors	Prior to June 4, 2007		As of June 4, 2007

Annual retainer	$25,000		$50,000
Attendance (in person) at Board meeting (per meeting fee)	$1,500		$—
Attendance (by phone) at Board meeting (per meeting fee)	$750		$—
Annual restricted stock award	1,500	shares	$75,000	(1)
Annual stock option grant	8,500	shares	$35,000	(1)
Stock option grant upon initial election or appointment	11,000	shares	(2)
Restricted stock grant upon initial election or appointment	—		(2)

Compensation for attendance at committee meetings (in person or by phone)
Audit Committee	$1,250		$1,250
Compensation Committee	$1,000		$1,000
Nominating Committee	$1,000		$1,000

Additional compensation for Board and Committee chairpersons
Non-employee chairperson of the Board
Cash	$25,000		$35,000
Stock option grant	5,000	shares	$30,000	(1)
Restricted stock award	—		$15,000	(1)
Audit Committee (if not Board chairperson)	$10,000		$10,000
Compensation Committee (if not Board chairperson)	$7,500		$10,000
Nominating Committee (if not Board chairperson)	$5,000		$7,500

(1)	Awards are granted based on grant date fair value.

(2)	Upon an initial election or appointment on a date other than the date of an annual meeting of stockholders, each non-employee director is automatically granted a prorated annual option grant and restricted stock award, based on the number of full calendar months between the date of initial election or appointment and the date of the first anniversary of the then last annual meeting of stockholders.

Directors are reimbursed for reasonable Coinstar-related travel expenses. In addition, directors are paid a per meeting fee for attending any meetings of non-standing committees established by the Board.

Non-employee Director Stock Ownership Guidelines

The Board of Directors instituted stock ownership guidelines that provide that each non-employee director (Mr. Cole is subject to the officer stock ownership guidelines described elsewhere in the Proxy Statement) should personally own shares of Coinstar’s common stock equal in market value to three times his or her annual cash compensation. Current directors are expected to attain the minimum level of target ownership prior to the 2009 annual meeting of stockholders. Any new director will be expected to attain the minimum level of target ownership within a period of three years from the date he or she is first elected to the Board. The following shares will be counted in determining a director’s stock ownership: (a) shares of Coinstar’s common stock purchased on the open market; (b) shares obtained through option exercises; and (c) shares of Coinstar’s restricted stock held directly by a director, whether or not yet vested. Director stock ownership does not include options to purchase stock.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows the shares of Coinstar common stock authorized for issuance under our equity compensation plans as of December 31, 2007.

Our stockholder-approved equity compensation plans consist of our 1997 Amended and Restated Equity Incentive Plan, as amended, our 1997 Non-Employee Directors’ Stock Option Plan (the “1997 Director Plan”), and our Employee Stock Purchase Plan, as amended (the “ESPP Plan”). We have not granted any awards since June 2004, and no additional awards will be granted under the 1997 Director Plan.

Our non-stockholder-approved equity compensation plans consist of our 2000 Amended and Restated Equity Incentive Plan and certain other individual arrangements made outside our 1997 Amended and Restated Equity Incentive Plan and our 1997 Director Plan, but subject to the terms of the 1997 Amended and Restated Equity Incentive Plan, as described below.

				Number of Securities
				Remaining Available
			Weighted Average	for Future Issuance
	Number of Securities		Exercise Price of	Under Equity
	to be Issued Upon		Outstanding	Compensation Plans
	Exercise of		Options,	(Excluding Securities
	Outstanding Options,		Warrants	Reflected in
Plan Category	Warrants and Rights		and Rights	First Column)

Equity compensation plans approved by stockholders	2,149,097	(1)	$23.41	2,615,939	(2)(3)
Equity compensation plans not approved by stockholders	519,190		$21.66	25,040	(3)

Total	2,668,287		$23.07	2,640,979

(1)	Includes shares subject to stock options granted to our non-employee directors under the 1997 Director Plan, which was suspended by Board action in 2005. Also includes shares subject to stock options granted to our non-employee directors pursuant to a program administered under our 1997 Amended and Restated Equity Incentive Plan and described in the 2007 Director Compensation Table.

(2)	Of these shares, 28,530 remain available for issuance under the ESPP Plan, which was suspended as of August 2005.

(3)	Under the 1997 Amended and Restated Equity Incentive Plan and the 2000 Amended and Restated Equity Incentive Plan, Coinstar may grant awards of common stock, restricted stock awards, or awards denominated in units of common stock, in addition to stock options.

Description of Non-Stockholder-Approved Equity Arrangements

Below is a description of our equity compensation arrangements that were not approved by stockholders. Approval by stockholders was not required under the SEC and Nasdaq Marketplace Rules in effect at the time these arrangements were entered into.

2000 Amended and Restated Equity Incentive Plan

In December 2000, the Board of Directors adopted the 2000 Amended and Restated Equity Incentive Plan. Subject to adjustment for stock splits and other similar events, a maximum of 770,000 shares are authorized for issuance under the 2000 Amended and Restated Equity Incentive Plan. As of December 31, 2007, there were 25,040 shares available for grant under the 2000 Amended and Restated Equity Incentive Plan. The 2000 Amended and Restated Equity Incentive Plan provides for the grant of nonqualified stock options and stock awards, with terms and conditions substantially similar to those described for nonqualified stock options and stock awards under the description of the 1997 Amended and Restated Equity Incentive Plan below. The 2000 Amended and Restated Equity Incentive Plan will terminate on April 1, 2010, unless earlier terminated by the Board.

Non-Plan Grants

In October 2001, in connection with his joining Coinstar as our Chief Executive Officer, we granted Mr. Cole a nonqualified stock option to purchase 200,000 shares of Coinstar common stock with an exercise price equal to the fair market value of Coinstar common stock on the date of grant, which was $21.24. The option has a ten-year term and vested 25% on the first anniversary of the date of grant, with additional vesting occurring 2.08333% per month thereafter, fully vesting in October 2005. In the event of Mr. Cole’s termination of employment with Coinstar, the option will remain exercisable until the earliest of (i) the expiration of the option, (ii) three months following termination due to reasons other than disability or death, (iii) one year following termination due to disability or death, and (iv) immediately upon termination for cause. In the event of Mr. Cole’s death while the option is still exercisable, the option will remain exercisable until the earlier of the expiration of the option and one year from the date of death. The option was granted outside the 1997 Amended and Restated Equity Incentive Plan, but, except as otherwise specified in the agreement evidencing the grant, is subject to the terms of that plan.

In September 2002, we granted each of our non-employee directors, other than our chairperson, nonqualified stock options to purchase 2,500 shares. We granted our chairperson a nonqualified stock option to purchase 7,500 shares. Each of these options has a ten-year term, has an exercise price equal to the fair market value of Coinstar common stock on the date of grant ($27.60) and vested at the rate of 8.333% of the total grant for each month of continuous service from the date of grant, until fully vested one year from the date of grant. In the event of a non-employee director’s termination of service, the vested portion of the option will remain exercisable until the earlier of the expiration of the option or one year after termination of service. Each of these options was granted outside the 1997 Director Plan (which plan was terminated by the Board of Directors in 2005), but, except as otherwise specified in the agreement evidencing the grant, is subject to the terms of that plan.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF KPMG LLP
AS INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected KPMG LLP, an independent registered public accounting firm, as Coinstar’s independent auditors for the fiscal year ending December 31, 2008. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of KPMG LLP as Coinstar’s independent auditors is not required by Coinstar’s Bylaws or otherwise. However, the Board of Directors is submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain KPMG LLP. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of Coinstar and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF
APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT AUDITORS.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee serves as the representative of the Board of Directors for general oversight of Coinstar’s financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. Management has responsibility for preparing Coinstar’s financial statements, as well as for Coinstar’s financial reporting process. KPMG LLP, acting as an independent registered public accounting firm, is responsible for expressing an opinion on the conformity of Coinstar’s audited financial statements with generally accepted accounting principles.

In connection with our review of Coinstar’s consolidated audited financial statements for the fiscal year ended December 31, 2007, we relied on reports received from KPMG LLP as well as the advice and information we received during discussions with Coinstar management. In this context, we hereby report as follows:

(i)	The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2007 with the Company’s management.

(ii)	The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended.

(iii)	The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent auditors the independent auditors’ independence.

(iv)	Based on the review and discussion referred to in paragraphs (i) through (iii) above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

Audit Committee

David M. Eskenazy, Chairperson
Keith D. Grinstein
Robert D. Sznewajs

INDEPENDENT AUDITORS’ FEES REPORT

In connection with the audit of the 2007 financial statements, we entered into an engagement letter with KPMG LLP that sets forth the terms by which KPMG LLP will perform audit services for Coinstar. That agreement is subject to alternative dispute resolution procedures, an exclusion of punitive damages and various other provisions.

We incurred the following fees for services performed by KPMG LLP, our principal auditor, in fiscal years 2006 and 2007, inclusive of out-of-pocket expenses. Consistent with SEC guidelines, the amounts disclosed below for Audit Fees for fiscal year 2007 reflect fees billed or expected to be billed by KPMG LLP, even if KPMG LLP has not yet invoiced Coinstar for such services as of the date of this Proxy Statement. The amounts disclosed for Audit-Related, Tax, and All Other Fees for fiscal year 2007 include amounts billed for such services by KPMG LLP, even if KPMG LLP did not bill Coinstar for such services until after fiscal 2007 year-end.

Audit Fees

2007	$1,674,932
2006	$1,530,255

Audit Fees consist of fees for professional services rendered for the audit of our consolidated annual financial statements, reviews of our interim consolidated financial statements included in quarterly reports, and services that are normally provided by our independent auditors in connection with statutory and regulatory filings or engagements, including relating to the SEC.

Audit-Related Fees

2007	$0
2006	$59,241

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” Audit-Related Fees reported for 2006 include fees for statutory audits of consolidated subsidiaries required by local statutes.

Tax Fees

2007	$168,779
2006	$25,950

Tax Fees consist of fees for professional services rendered for assistance with federal, state, and international tax compliance, tax advice, and tax planning. All Tax Fees for 2007 related to tax compliance services, consultation and tax planning. All Tax Fees for 2006 related to tax compliance services.

All Other Fees

2007	$0
2006	$0

Audit Committee Review and Pre-Approval of Independent Auditors’ Fees

The Audit Committee has considered the non-audit services provided by KPMG LLP as described above and believes that they are compatible with maintaining KPMG LLP’s independence as Coinstar’s principal auditors.

Pursuant to its charter, the Audit Committee pre-approves the retention of the Company’s independent auditors for all audit, review, and attest engagements and all non-audit services that the independent auditors are permitted to provide the Company and approves the fees for all such services, other than de minimis non-audit services as allowed by applicable law. Pre-approval of audit and non-audit services is exclusive to the Audit Committee and may not be delegated to management. The Audit Committee has delegated pre-approval authority to the chairperson of the Audit Committee. The chairperson is required to report his decisions to the Audit Committee at regularly scheduled meetings and may not authorize the approval of any audit, audit-related, or non-audit services for which the total amount to be paid by the Company will exceed $50,000. In 2007, the Audit Committee pre-approved 100% of the Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees listed above.

EXECUTIVE OFFICERS

The following table sets forth the name, age, and position of each of our executive officers as of March 31, 2008:

Name	Age	Position

David W. Cole	60	Chief Executive Officer
Paul D. Davis *	51	Chief Operating Officer
Brian V. Turner	48	Chief Financial Officer
James C. Blakely	52	Senior VP, Sales
Alexander C. Camara	43	Senior VP and General Manager, Worldwide Coin
Richard C. Deck	38	Chief Accounting Officer and Controller
Donald R. Rench	41	General Counsel and Corporate Secretary
Stephen J. Verleye	52	Senior VP and General Manager, E-Payment Services

*    Beginning April 7, 2008.

David W. Cole has served as our Chief Executive Officer and a director of Coinstar since October 2001. From December 1999 through February 2001, Mr. Cole served as president of The Torbitt & Castleman Company (a specialty food products manufacturer). From November 1993 through December 1999, he served as president of Paragon Trade Brands (a private label disposable diaper manufacturer).

Paul D. Davis has served as our Chief Operating Officer since April 2008. From February 2007 to March 2008, Mr. Davis was an independent consultant working with various consumer packaged goods and retail companies. From October 2004 to January 2007, Mr. Davis served as global chief executive of Kettle Foods Inc. (a producer of chips and other snack foods). Prior to that, he served as president and chief executive officer of Barilla America, Inc. (the U.S.-based division of The Barilla Group, a food producer) from February 2002 to October 2004. From March 1999 to October 2001, Mr. Davis served in executive positions at Starbucks Corporation (a publicly-held, specialty coffee retailer), including president, North American Operations from November 1999 to October 2001 and president, Consumer Products Unit from March 1999 to November 1999. From 1983 to 1999, Mr. Davis served in positions of increasing responsibility at Frito-Lay, a division of PepsiCo, Inc. (a food and beverage company), most recently as president of Hostess Frito-Lay Company, Canada.

Brian V. Turner has served as our Chief Financial Officer since June 2003. From October 2001 to June 2003, Mr. Turner served as senior vice president of operations, chief financial officer, and treasurer of RealNetworks, Inc. (a digital media and technology company). From December 2000 to October 2001, Mr. Turner served as president, chief operating officer, secretary, and a member of the board of directors of BSQUARE Corp. (a software company), and also served as their senior vice president of operations, chief financial officer, and secretary from April 1999 to December 2000. Prior to that, he served as chief financial officer and vice president of administration of Radisys Corporation (an embedded software company) from September 1995 to April 1999. Mr. Turner is currently a director of Microvision, Inc. (a provider of display and imaging products for mobile applications).

James C. Blakely has served as our Senior VP, Sales, since May 2004. Prior to that, Mr. Blakely served as an executive consultant with Meridian Consulting (a sales and marketing consulting firm) from September 2001 through May 2004. From 1984 through September 2001, Mr. Blakely held numerous positions with The Dannon Company (a yogurt-product producer), including vice president of sales/distribution transportation and customer service.

Alexander C. Camara has served as our Senior VP and General Manager, Worldwide Coin, since December 2005, prior to which he served as our vice president of International beginning in April 2004, and, before that, as our vice president of United Kingdom operations beginning in March 2002. He also has served as our Managing Director of Coinstar International’s subsidiary, Coinstar Ltd., in the United Kingdom since September 1999. From 1987 to 1999, Mr. Camara served in various senior retail and strategic positions at Sainsbury Supermarkets Ltd. (a United Kingdom-based retailer).

Richard C. Deck has served as our Chief Accounting Officer since March 2001 and as our Controller since December 2000. From October 1996 to September 2000, Mr. Deck served as the corporate controller of Concur Technologies, Inc. (a software and service provider of expense management solutions). Prior to that, Mr. Deck was a senior financial analyst at Physio-Control International Corporation (a manufacturer and distributor of cardiac defibrillators). Mr. Deck also spent four years at Price Waterhouse (a professional services firm).

Donald R. Rench has served as our General Counsel since August 2002 and Corporate Secretary since March 2002. Mr. Rench served as our corporate counsel from March 2000 through August 2002. From October 1997 through March 2000, Mr. Rench served as corporate counsel for NetManage, Inc., formerly Wall Data, Inc. (a software company). Prior to that, Mr. Rench was an attorney in private practice in Cincinnati, Ohio.

Stephen J. Verleye has served as our Senior VP and General Manager, E-Payment Services, since he joined Coinstar in February 2004. Prior to joining Coinstar, he served as president and chief executive officer of Applied Microsystems (a software development company) from 1999 to 2003. Prior to that, Mr. Verleye held senior management positions at Radisys Corporation (an embedded software company) from 1993 to 1999.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND MANAGEMENT

The following table shows the number of shares of Coinstar common stock beneficially owned as of March 31, 2008 (except as otherwise noted) by: (i) all those known by us to be beneficial owners of more than 5% of our outstanding common stock; (ii) each director and Board nominee; (iii) each of the Named Executive Officers listed in the 2007 Summary Compensation Table of this Proxy Statement; and (iv) the executive officers and directors as a group.

Unless otherwise indicated, beneficial owners listed in the table may be contacted at Coinstar’s corporate headquarters at 1800 114th Avenue S.E., Bellevue, Washington 98004.

	Number of
	Shares	Percent of
	Beneficially	Outstanding
Name of Beneficial Owner	Owned (1)	Shares (1)

More Than 5% Stockholders

Shamrock Partners Activist Value Fund, L.L.C. (2)	3,712,775	13.3%
4444 Lakeside Drive
Burbank, CA 91505

The Guardian Life Insurance Company of America (3)	3,634,233	13.0%
201 Park Avenue South, Area 9C
New York, NY 10003

William Blair & Company, L.L.C. (4)	2,959,478	10.6%
222 West Adams Street
Chicago, IL 60606

Frank LaGrange Johnson (5)	1,856,806	6.6%
570 Lexington Avenue, 27th Floor
New York, NY 10022

Fine Capital Partners, L.P. (6)	1,708,806	6.1%
590 Madison Avenue, 5th Floor
New York, NY 10022

Wallace R. Weitz & Company (7)	1,525,641	5.5%
1125 South 103rd Street, Suite 600
Omaha, NE 68124

Barclays Global Fund Advisors (8)	1,496,929	5.4%
45 Fremont Street
San Francisco, CA 94105

Directors

Keith D. Grinstein (9)	93,128	*

Deborah L. Bevier (10)	63,569	*

David M. Eskenazy (11)	72,773	*

Robert D. Sznewajs (12)	61,603	*

R. Michael Rouleau (13)	16,037	*

Ronald B. Woodard (14)	63,039	*

Named Executive Officers

David W. Cole (15)	505,122	1.8%

Brian V. Turner (16)	240,510	*

Stephen J. Verleye (17)	91,326	*

James C. Blakely (18)	67,707	*

Alexander C. Camara (19)	94,252	*

Randall J. Fagundo (20)	0	*

All directors and executive officers as a group (13 persons) (21)	1,469,276	5.0%

*	Represents beneficial ownership of less than 1%.

(1)	Beneficial ownership is determined in accordance with SEC rules. For the number of shares beneficially owned by and the percentage of ownership reported for each of the “More Than 5% Stockholders,” we rely on each such stockholder’s statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of

1934, as amended, as described in the footnotes below. In computing the number of shares beneficially owned by our directors, director nominees, Named Executive Officers, and other executive officers, shares of common stock subject to restricted stock awards or to stock options that are currently exercisable or will become exercisable within 60 days of March 31, 2008 are deemed outstanding. Shares of common stock subject to restricted stock awards or stock options are not deemed outstanding for the purpose of computing the percentage ownership of any other person. For each person or entity included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or entity by the sum of 27,926,133 shares of Coinstar common stock outstanding as of March 31, 2008, plus the number of shares of common stock, if any, that such person or entity had the right to acquire within 60 days of March 31, 2008. Except as indicated by footnote, and subject to marital community property laws where applicable, we believe that the persons or entities named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Information presented is based on a Schedule 13D/A filed with the SEC on March 24, 2008 by Shamrock Activist Value Fund, L.P.—35-2239069 (“Shamrock 35”), Shamrock Activist Value Fund II, L.P.—55-0908199 (“Shamrock 55”), Shamrock Activist Value Fund III, L.P.—11-3768779 (“Shamrock 11”), Shamrock Activist Value Fund GP, L.L.C.—37-1497874 (“Shamrock 37”), and Shamrock Partners Activist Value Fund, L.L.C.—87-0733755 (“Shamrock 87”). Pursuant to the filing, Shamrock 35 reports that it had shared power to vote or direct the vote of and shared power to dispose of or direct the disposition of 2,521,213 shares. Pursuant to the filing, Shamrock 55 reports that it had shared voting and shared dispositive power over 1,041,863 shares. Pursuant to the filing, Shamrock 11 reports that it had shared voting and shared dispositive power over 149,679 shares. Pursuant to the filing, Shamrock 37 reports that it had shared voting and shared dispositive power over 3,712,755 shares. Pursuant to the filing, Shamrock 87 reports that it had sole voting and sole dispositive power over 3,712,755 shares.

(3)	Information presented is based on a Schedule 13G/A filed with the SEC on February 8, 2008 by The Guardian Life Insurance Company of America (“GLI”), Guardian Investor Services LLC (“GIS”), RS Investment Management Co. LLC (“RS Investment Management”), and RS Partners Fund. Pursuant to the filing, GLI, GIS, and RS Investment Management report that they had shared voting and shared dispositive power over 3,634,233 shares. Pursuant to the filing, RS Partners Fund reports that it had shared voting and shared dispositive power over 2,464,452 shares.

(4)	Information presented is based on a Schedule 13G/A filed with the SEC on January 9, 2008 by William Blair & Company, L.L.C. (“William Blair”). Pursuant to the filing, William Blair reports that it had sole voting and dispositive power over all reported shares.

(5)	Information presented is based on a Schedule 13G/A filed with the SEC on March 14, 2008 by LaGrange Capital Partners, L.P. (“LCP”), LaGrange Capital Partners Offshore Fund, Ltd. (“LaGrange Offshore”), LaGrange Capital Administration, L.L.C. (“LaGrange Capital”), and Frank LaGrange Johnson (“FLJ”). Pursuant to the filing, LCP reports that it had sole power to vote or direct the vote of and sole power to dispose of or direct the disposition of 1,382,820 shares. Pursuant to the filing, LaGrange Offshore reports that it had sole power to vote or direct the vote of and sole power to dispose of or direct the disposition of 469,586 shares. Pursuant to the filing, LaGrange Capital reports that it had sole power to vote or direct the vote of and sole power to dispose of or direct the disposition of 1,852,406 shares. Pursuant to the filing, FLJ reports that he had sole power to vote or direct the vote and sole power to dispose of or direct the disposition of 1,856,806 shares.

(6)	Information presented is based on a Schedule 13D/A filed with the SEC on March 10, 2008 by Fine Capital Partners, L.P., Fine Capital Advisors, LLC, and Debra Fine. Pursuant to the filing, Fine Capital Partners, L.P. reports that it had sole power to vote or direct the vote and sole power to dispose of or direct the disposition of 1,708,806 shares. Pursuant to the filing, Fine Capital Advisors, LLC reports that it had sole power to vote or direct the vote and sole power to dispose of or direct the disposition of 1,708,806 shares. Pursuant to the filing, Debra Fine reports that she had sole power to vote or direct the vote and sole power to dispose of or direct the disposition of 1,708,806 shares.

(7)	Information presented is based on a Schedule 13G filed with the SEC on January 11, 2008 by Wallace R. Weitz & Company and Wallace R. Weitz. Pursuant to the filing, Wallace R. Weitz & Company reports that it had sole voting power over 1,471,385 shares and sole dispositive power over 1,525,641 shares. Pursuant to the filing, Wallace R. Weitz reports that he had shared voting power over 1,471,385 shares and shared dispositive power over 1,525,641 shares.

(8)	Information presented is based on a Schedule 13G filed with the SEC on February 5, 2008 by Barclays Global Investors, NA. (“BGI”), Barclays Global Fund Advisors (“BGF”), Barclays Global Investors, LTD (“Barclays Investors”), Barclays Global Investors Japan Trust and Banking Company Limited (“Barclays Japan Bank”), Barclays Global Investors Japan Limited (“Barclays Japan Limited”), Barclays Global Investors Canada Limited (“Barclays Canada Limited”), Barclays Global Investors Australia Limited (“Barclays Australia Limited”), and Barclays Global Investors (Deutschland) AG (“Barclays Deutschland”). Pursuant to the filing, BGI reports that it had sole power to vote or direct the vote of 540,356 shares and the sole power to dispose of or direct the disposition of 650,477 shares. Pursuant to the filing, BGF reports that it had sole power to vote or direct the vote of 584,840 shares and sole power to dispose of or direct the disposition of 817,792 shares. Pursuant to the filing, Barclays Investors reports that it had sole power to dispose of or direct the disposition of 28,660 shares. Pursuant to the filing, Barclays Japan Bank, Barclays Japan Limited, Barclays Canada Limited, Barclays Australia Limited, and Barclays Deutschland report that they had no power to vote or direct the vote of or dispose of or direct the disposition of shares.

(9)	Includes (a) 83,342 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2008 and (b) 3,286 shares of unvested restricted stock.

(10)	Includes (a) 52,190 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2008 and (b) 2,347 shares of unvested restricted stock.

(11)	Includes (a) 62,190 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2008 and (b) 2,347 shares of unvested restricted stock.

(12)	Includes (a) 5,566 shares credited to Mr. Sznewajs’ deferred account under the Coinstar, Inc. Outside Directors’ Deferred Compensation Plan, (b) 52,190 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2008, and (c) 2,347 shares of unvested restricted stock.

(13)	Includes (a) 13,690 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2008 and (b) 2,347 shares of unvested restricted stock.

(14)	Includes (a) 57,190 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2008 and (b) 2,347 shares of unvested restricted stock.

(15)	Includes (a) 440,792 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2008 and (b) 33,042 shares of unvested restricted stock. All shares are held in trust under the Cole Living Trust, dated August 5, 2003, and any amendments thereto, for the benefit of Mr. Cole and his spouse, with Mr. Cole and his spouse as trustees.

(16)	Includes (a) 199,208 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2008 and (b) 20,318 shares of unvested restricted stock.

(17)	Includes (a) 83,959 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2008 and (b) 5,527 shares of unvested restricted stock.

(18)	Includes (a) 60,208 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2008 and (b) 5,527 shares of unvested restricted stock.

(19)	Includes (a) 81,416 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2008 and (b) 5,527 shares of unvested restricted stock.

(20)	Mr. Fagundo’s employment with Coinstar was terminated effective October 31, 2007.

(21)	Includes (a) 1,271,752 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2008 and (b) 90,265 shares of unvested restricted stock. Does not include shares beneficially owned by Mr. Fagundo.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Coinstar’s directors, executive officers, and persons who own more than 10% of a registered class of Coinstar’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. To our knowledge, all of our directors complied with all of the Section 16(a) reporting requirements applicable to them with respect to transactions during fiscal year 2007. To our knowledge, the following transactions by individuals who were officers of Coinstar in 2007 have been or will be reported late: (a) Donald R. Rench filed a late Form 4 in 2007 to report three prior transactions and (b) each of the following officers has filed or will file a late Form 4 in 2008 to report the number of prior transactions identified next to their names with respect to the tendering of shares to Coinstar to satisfy their withholding obligations for restricted stock awards—James C. Blakely (6), Alexander C. Camara (6), David W. Cole (6), Richard C. Deck (3), John P. Reilly (5), Donald R. Rench (6), Michael J. Skinner (1), Brian V. Turner (6), Stephen J. Verleye (5), and Randall J. Fagundo (3).

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Compensation Programs

Compensation Philosophy and Policies

Our executive compensation programs are designed to attract, motivate, and retain executive officers critical to our long-term success and the creation of stockholder value. The decisions by the Compensation Committee of the Board (for purposes of the Compensation Discussion and Analysis, the “Committee”) concerning the specific compensation elements and total compensation paid or awarded to our executive officers for 2007 were made with the intent that executive compensation:

•	remain aligned with the goal of enhancing stockholder value; and

•	reflect evolving compensation standards and practices among our peer group companies (described below).

The Committee believes that the allocation among the different forms of compensation should vary based on the position and level of responsibility. For example, those executives with the greater ability to influence company performance will have a higher level of at-risk compensation in the form of an increased percentage of total compensation in stock options, restricted stock awards, performance-based restricted stock and performance-based short-term incentives. The lower the level of influence of an executive on company performance, the higher the percentage of their total compensation is in the form of base salary with a correspondingly lower percentage of stock options, restricted stock awards, performance-based restricted stock and performance-based short-term incentives. Accordingly, the Committee designs executive compensation for higher-level executives to align closely with stockholders’ and our long-term shared interests.

Particular factors affecting the Committee’s decisions for 2007 included:

•	“total” compensation—the Committee believes executive compensation packages should take into account the competitiveness of each component of compensation: base salary, short-term (cash) and long-term (equity) incentives and benefits;

•	“pay-for-performance”—the Committee believes a significant portion of executive compensation should be determined based on company and line of business results as compared to quantitative and qualitative performance goals set at the beginning of each year;

•	“at-market” compensation—the Committee believes executive compensation levels should be at or above the median compensation awarded to similarly situated peer group companies;

•	“stockholder aligned” compensation—the Committee believes equity compensation awarded to executive officers (consisting of a mix of stock options, restricted stock awards and performance-based restricted stock) should be a significant portion of each executive’s compensation and should further the shared interests of our executives and stockholders;

•	“fair” compensation—the Committee believes executive compensation levels should be perceived as fair, both internally and externally; and

•	“tax deductible” compensation—the Committee believes we should maximize the tax deductibility of compensation paid to executive officers, as permitted under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”); but may approve components of executive compensation that will not meet the requirements of Section 162(m) in order attract, motivate, and retain executives.

The compensation philosophy and policies for 2007 were established based on discussion among the Committee, management, and outside consultants. The Committee reviews the compensation philosophy and policies annually when determining the next year’s executive compensation.

Benchmarking of Compensation

When evaluating executive compensation, the Committee’s intent is to set the components of executive compensation (base salary, short-term incentives and long-term incentives) at or above the median compensation awarded to similarly situated peer group companies and information provided in survey data/

market studies. The Committee reviews survey data/market studies in order to determine competitive market pay and market/industry trends in executive compensation.

For 2007 executive compensation, the Committee retained Towers Perrin as a compensation consultant. Beginning in November 2006, Towers Perrin reviewed the Company’s compensation philosophies and practices. Towers Perrin then conducted a competitive market analysis of the Company’s executive positions which included published national survey sources of similarly sized companies augmented by proxy data of West Coast companies of similar size with price to earnings multiples similar to the Company’s. The data gathered included 25th percentile, 50th percentile (median) and 75th percentile base salary and actual cash compensation levels as well as 50th percentile and 75th percentile long-term incentive and total direct compensation levels. Specifically, Towers Perrin provided data from the 2006 Mercer Executive Compensation Survey Report (for companies with $500 million to $1 billion in revenues), the 2006/2007 Watson Wyatt Survey Report on top management compensation (for companies with $250 million to $1 billion in revenues) and the proxy data for the following West Coast companies:

AMI Semiconductor	Itron, Inc.
bebe stores, inc.	Keystone Automotive Industries, Inc.
Brocade Communication Systems, Inc.	MacDermid, Incorporated
Charlotte Russe Holding, Inc.	Mentor Graphics Corporation
Coherent, Inc.	Nautilus, Inc.
Coldwater Creek Inc.	Netflix, Inc.
Esterline Technologies Corporation	Oakley, Inc.
FLIR Systems, Inc.	Pinnacle Entertainment, Inc.
Getty Images, Inc.	Polycom, Inc.
Global Cash Access Holdings, Inc.	Resmed, Inc.
Gottschalks Inc.	Resources Connection, Inc.
IHS, Inc.	Sterling Financial Corporation
Intersil Corporation

The Committee then worked closely with Towers Perrin, our Chief Executive Officer and our Corporate Vice President of Human Resources to review and age the national survey data by 3.5% to update it to July 1, 2007 for its determination of 2007 base salaries.

Elements of Compensation

Elements of In-Service Compensation and Benefits

Compensation paid to our executive officers in 2007 consisted of the following components: base salary, short-term (cash) incentives, long-term (equity) incentives and other benefits. We pay base salaries in order to attract and retain executives as well as to provide a base of cash compensation for employment for the year. We pay short-term incentives to reward executive officers for individual and team performance and for achieving key measures of corporate performance. We pay long-term incentives in order to retain executives as well as to align the interests of executives directly to the long-term interests of our stockholders.

Base Salary. Base salaries for our executive officers are determined by evaluating the following factors:

•	the responsibilities of the position;

•	the strategic value of the position;

•	the experience and skills of the individual filling the position; and

•	market data for comparable positions in peer group companies.

The 2007 salaries for our Named Executive Officers (as defined below) are shown in the Summary Compensation Table in this Proxy Statement. The percentage of base salary increases for Named Executive Officers from 2006 to 2007 ranged from 0% to 9%, excluding Mr. Cole. Mr. Cole received an 18.7% increase in base salary from 2006 to 2007 in order to adjust his base salary closer to the 50th percentile range of other chief executive officers at our peer group companies. The Committee believes that the base salaries for our other Named Executive Officers in 2007 were generally competitive when compared to similar positions at our peer group companies and that such base salaries were merited, based on each executive’s performance, position and responsibilities, to retain executives and to keep in line with cost-of-living increases.

Base salaries are reviewed annually and are effective January 1 of the new fiscal year. The Committee may adjust base salaries from time to time to recognize changes in individual performance, promotions and competitive compensation levels.

Short-Term Incentives. The 2007 short-term incentives awarded to our Named Executive Officers were awarded under the 2007 Incentive Compensation Plan. The awards consisted of a cash bonus, of which 70% was tied to key measures of corporate performance and 30% was based on Committee discretion. Of the 70% attributable to the achievement of corporate performance goals, eligible executive officers could have received between 0% and 200% of the target amount, depending on the level of achievement of the goals. Of the 30% based on the Committee’s discretionary pool, participants under the plan could have received between 0% and 200% of the target amount.

The target cash bonus for each participating executive officer constitutes a percentage of each officer’s base salary, as follows:

Target Award as a
Named Executive Officer	Percentage of Base Salary

David W. Cole	60%
Brian V. Turner	50%
Stephen J. Verleye	40%
James C. Blakely	50%
Alexander C. Camara	40%
Randall J. Fagundo	40%

The key measures of corporate performance under the 2007 Incentive Compensation Plan (which make up 70% of the target cash bonus) were prepared by management and recommended to the Committee based on past performance and the 2007 budget. The Committee reviewed and approved the target performance measures at the beginning of 2007. The primary corporate performance measure for 2007, which was weighted at 50%, was earnings before interest, tax, depreciation and amortization (EBITDA), excluding acquisitions and certain one-time events. The EBITDA target was set assuming that 2007 EBITDA would exclude EBITDA generated from 2007 acquisitions because the Committee determined that management should not be able to achieve EBITDA targets through acquisition. There were nine other measures of corporate performance (including financial and non-financial measures), none of which was individually material. The following table shows the EBITDA target and maximum goals (there was no threshold) and the level of actual achievement in 2007:

Key Performance Measure	Target	Maximum	Actual Achievement

EBITDA (excluding acquisitions and certain one time events)	$112 million	$116 million	$115.4 million *

*	EBITDA reported for fiscal year 2007, excluding the 2007 telecommunication fee tax refund.

The 30% discretionary bonus pool was established by the Committee, after evaluating the management team’s performance for the entire year and based on the Chief Executive Officer’s recommendation. In evaluating the discretionary bonus pool based on management team performance, the Committee considered accomplishments of the team as a group, how the team’s performance compared to our corporate performance and the expected payout based on the corporate performance against the pre-determined corporate performance goals. In determining the allocation of the bonus pool, the Committee reviewed the Chief

Executive Officer’s individual performance and the Chief Executive Officer’s recommendations for other executive officer awards, which were based on an evaluation of each executive’s individual performance in their particular job. Individual performance metrics evaluated by the Committee included exceptional performance for the position, significant accomplishments, and overall contribution to the executive team and the Company. As a result of the higher than expected payout under the key measures of corporate performance (which represents 70% of the 2007 Incentive Compensation Plan), the Committee determined that the average payout of 89% of target was an adequate reflection of performance for the year with the exception of two individuals, Messrs. Camara and Blakely. In recognition of their efforts in significantly expanding our relationship with Wal-Mart, Messrs. Camara and Blakely received a discretionary bonus under the 2007 Incentive Compensation Plan of $5,468 and $13,912, respectively.

The total cash bonuses paid to our Named Executive Officers for 2007 are shown in the Summary Compensation Table in this Proxy Statement. Overall, the total cash bonuses paid to our Named Executive Officers under the 2007 Incentive Compensation Plan ranged from 74.9% to 100.1% of each of their respective target bonus amounts. The cash bonuses were paid out as follows:

•	35% paid in August 2007 and 35% paid in February 2008, for a total allocation under the 2007 Incentive Compensation Plan of 70% based on achievement of certain semi-annual performance goals related to the key measures of corporate performance identified above for each six-month period; and

•	30% paid in February 2008 based on the Committee’s discretion.

Long-Term Incentives. Long-term incentives awarded to our executive officers consist of equity compensation in the form of stock options, restricted stock awards and performance-based restricted stock awards. All annual long-term incentive grants to the Named Executive Officers are approved by the Committee. Annual long-term incentive grants are typically granted at the beginning of the service period for which the awards are granted (i.e. the long-term incentive grants for performance in 2007 were made in February 2007) in order to motivate and retain the executive for the upcoming year. The Committee also periodically makes promotional or new hire option grants.

The Committee believes that stock ownership is an essential tool to align the interests of our executives and stockholders. Generally, the higher the level of the executive’s position, the greater the percentage of long-term incentives was granted in the form of stock options, restricted stock and performance-based restricted stock, which we consider to be at-risk compensation. The Committee believes that a percentage of total compensation should be at-risk in terms of option price and company performance. Based on this philosophy, the Committee granted performance-based restricted stock for the first time in 2007. In evaluating whether to add performance-based restricted stock as a component of long-term compensation, the Committee considered the compensation practices of our peer group companies and the Committee’s goal of further aligning the interests of executives with stockholders. After evaluating these practices, the Committee determined that it would grant performance-based restricted stock in addition to the stock options and restricted stock typically granted to executives.

For 2007, the Committee evaluated the following in determining the size of the long-term incentive awards granted to executive officers:

•	the anticipated contribution by the executive officer;

•	the equity awards required from a competitive point of view to retain the services of a valued executive officer;

•	market data for comparable positions at our peer group companies;

•	the number of stock options or restricted stock awards currently held by the executive officer; and

•	the value of long-term incentives as a percentage of total compensation.

The Committee did not assign a relative weight to any one particular factor. In addition to evaluating the above listed factors, the Committee also reviewed the Chief Executive Officer’s recommendation for long-term incentives for each of the executive officers (excluding his own). The Committee separately determined the Chief Executive Officer’s long-term incentive amount. Based on the Committee’s evaluation of these factors and the Chief Executive Officer’s recommendations, the Committee believes the grants of stock options, restricted stock and performance-based restricted stock were merited.

In February 2007, the Named Executive Officers received the following stock options and restricted stock awards:

Named Executive Officer	Restricted Stock	Stock Options

David W. Cole	12,500	72,500
Brian V. Turner	7,000	37,500
Stephen J. Verleye	2,000	22,500
James C. Blakely	2,000	22,500
Alexander C. Camara	2,000	22,500
Randall J. Fagundo	1,000	7,700

These awards of restricted stock vest (and are no longer subject to forfeiture) in equal annual installments over the period from the date of award until the fourth anniversary of the date of award. The term of the options is five years and the options vest and become exercisable in equal annual installments over the period from the date of award until the fourth anniversary of the date of award. The exercise price for all option grants is set at the closing price on the date on which the option grant is made. When determining the percentage of stock options versus restricted stock, the Committee targeted the following approximate percentages (based on the value of the stock options and restricted stock) for the Named Executive Officers: Mr. Cole, 70% stock options and 30% restricted stock; Mr. Turner, 70% stock options and 30% restricted stock; Mr. Fagundo, 60% stock options and 40% restricted stock; Mr. Verleye, 60% stock options and 40% restricted stock; Mr. Camara, 60% stock options and 40% restricted stock, and Mr. Blakely, 60% stock options and 40% restricted stock.

Although we do not have nor do we intend to have a program, plan or practice to time stock option grants to our existing executives or to new executives in coordination with the release of material nonpublic information for the purpose of affecting the value of executive compensation, rather than approving grants of stock options and restricted stock awards to our executives in late January 2008 as originally scheduled, the Committee delayed approval of stock option and restricted stock awards until its meeting in February 2008, after announcement of an agreement to expand Coinstar Centers and Redbox DVD rental kiosks in Wal-Mart stores, because the Committee believed that this approach would be more fair to stockholders.

Executive officers also received performance-based restricted stock awards in February 2007 for 2007 compensation. The performance-based restricted stock awards were earned depending on the level of achievement of the following performance goal for 2007:

Performance Goal	Minimum	Target	Maximum

EBITDA (excluding acquisitions and one time charges, but including stock option expense)	$106 million	$112 million	$118 million

If the minimum specified EBITDA performance goal for 2007 had not been achieved, the performance-based restricted stock awards would have been forfeited. An executive could have earned up to 150% of the target number of shares if the maximum specified EBITDA performance goal for 2007 had been achieved. Once the performance-based restricted stock award was earned, the shares began to vest in equal annual installments over a three-year period from February 2, 2007, provided the executive continues to be employed by us. The following table shows the number of performance-based shares of restricted stock that could have been earned by an executive, depending on the level of achievement of the performance goal:

Named Executive Officer	Minimum	Target	Maximum

David W. Cole	2,500	5,000	7,500
Brian V. Turner	1,250	2,500	3,750
Stephen J. Verleye	500	1,000	1,500
James C. Blakely	500	1,000	1,500
Alexander C. Camara	500	1,000	1,500
Randall J. Fagundo	250	500	750

At its meeting on February 20, 2008, the Committee determined that the Company achieved $115.4 million in EBITDA, as described above under the description of the 2007 Incentive Compensation

Plan. Accordingly, the Committee established the total amount of restricted stock earned by the Named Executive Officers under their respective performance-based restricted stock awards, as follows:

Performance-Based
Named Executive Officer	Restricted Stock

David W. Cole	6,417
Brian V. Turner	3,208
Stephen J. Verleye	1,283
James C. Blakely	1,283
Alexander C. Camara	1,283

As a result of Mr. Fagundo’s termination of employment effective October 31, 2007, his performance-based restricted stock award was forfeited.

Other Benefits and Perquisites. Executive officers may receive additional benefits and limited perquisites that are (i) similar to those offered to our employees generally or (ii) in the Committee’s view, are reasonable, competitive and consistent with our overall executive compensation program. Perquisites are reviewed by the Committee when made. All of our executives are reimbursed for tax-planning assistance and, in limited circumstances, and generally on a case-by-case basis, Coinstar pays the travel expenses associated with spousal attendance at certain business-related conferences for our executives. We provide medical, dental, and group life insurance benefits to each executive officer, similar to those provided to all other Coinstar employees. Also, as provided to all other Coinstar employees, Coinstar matches a portion of each executive’s contribution to his or her account in the Coinstar 401(k) retirement plan.

Prior to 2005, we provided an opportunity for executives to defer portions of their annual cash compensation into tax-deferred interest-bearing accounts pursuant to the Executive Deferred Compensation Plan. Effective January 1, 2005, the Committee suspended future deferrals under the plan due to low participation. Executives who had previously deferred a portion of their cash compensation continue to maintain interests in the plan. These interests are shown in the 2007 Nonqualified Deferred Compensation Table in this Proxy Statement.

Elements of Post-Termination Compensation and Benefits

Employment Agreements and Change-of-Control Agreements. We have entered into employment agreements with Messrs. Cole and Turner and have entered into double-trigger change-of-control agreements with all of our Named Executive Officers. Executive officers who do not have an employment agreement serve at the will of the Board of Directors, thus enabling the Board to remove an executive officer whenever it is in our best interests, with full discretion on any severance package (excluding vested benefits). The Committee believes that the employment agreements and change-of-control agreements that have been entered into were merited in light of all relevant circumstances, including each individual’s past employment experience, desired terms and conditions of employment and the strategic importance of their respective positions, including stability and retention. The Committee believes that the employment agreements were necessary in order to attract and retain the executives. The Committee believes that the change-of-control agreements were necessary in order to retain and maintain stability among the executive group and that the terms of the change-of-control agreements are reasonable based on its review of the change-of-control agreements for similarly situated peer group companies. The Committee and outside consultants reviewed the agreements at the time they were entered into in order to determine current market terms for the particular executive and agreement.

Officer Stock Ownership Guidelines

Because the Committee believes that stock ownership is an essential tool to align management and stockholder interests, the Committee has adopted a program to require our executive officers to own prescribed amounts of Coinstar common stock. Under this program (as revised by the Committee in January 2006), the Chief Executive Officer and Chief Financial Officer must own shares of Coinstar common stock (including restricted stock) equal in value to 75% of their respective base salary. All other executive officers must own stock equal in value to 50% of their base salary. The program was adopted in December 2002 and became effective in January 2003 (as revised in January 2006), with a four-year phase-in period. Executive officers must show progress of 25% per year until the four-year target is met. The shares owned are valued at the greater of (i) the price at the time of purchase/acquisition or (ii) the current market value. Persons that are named as executive officers subsequent to adoption of the program are granted a grace period to meet the program requirements. The stock ownership guidelines are annually reviewed by the Committee, including executive compliance with the guidelines along with any changes necessary to the guidelines.

As of December 31, 2007, each of the Named Executive Officers and all of the executive officers subject to the guidelines has met the stock ownership requirements.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code imposes a $1 million limit on the amount that a publicly traded corporation may deduct for compensation paid to the Chief Executive Officer and the three other most highly compensated executives (other than the Chief Financial Officer) in a fiscal year. “Performance-based compensation” is excluded from this $1 million limit. Stock options and certain performance-based restricted stock awards granted to our executive officers pursuant to our equity compensation plans are designed to qualify for the performance-based exemption. Restricted stock awards granted to our executive officers have not been designed to qualify for the performance-based exemption. While the Committee believes it is important to maximize the tax deductibility of compensation paid to our executive officers, the Committee has not adopted a policy that all compensation must be tax-deductible and qualified under Section 162(m). In order to maintain ongoing flexibility of our compensation programs, the Committee may from time to time approve incentive and other compensation that exceeds the $1 million limit.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management, and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Deborah L. Bevier, Chairperson
Keith D. Grinstein
Robert D. Sznewajs

NAMED EXECUTIVE OFFICER COMPENSATION

2007 Summary Compensation Table

The following table shows for the fiscal year ended December 31, 2007 compensation earned by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers who served as executive officers as of December 31, 2007, as well as one individual for whom disclosure would have otherwise been required but for the fact that he was not serving as an executive officer as of December 31, 2007 (the “Named Executive Officers”).

								Non-Equity
				Stock		Option		Incentive Plan	All Other
Name and Principal Position	Year	Salary	Bonus	Awards		Awards		Compensation (3)	Compensation (4)		Total

David W. Cole	2007	$474,653	$—	$378,337	(1)	$746,126	(1)	$254,762	$7,982		$1,861,860
CEO and Director	2006	400,014	—	208,650		830,215		201,407	7,321		1,647,607

Brian V. Turner	2007	$364,000	—	$243,093	(1)	$604,271	(1)	$162,690	$6,071		$1,380,125
Chief Financial	2006	350,168	—	153,125		702,989		178,060	9,562		1,393,904
Officer

Stephen J. Verleye	2007	$244,937	—	$49,391	(1)	$322,868	(1)	$87,605	$7,086		$711,887
Senior VP and	2006	226,044	—	18,873		266,117		89,243	7,092		607,369
General Manager, E-Payment Services

James C. Blakely	2007	$262,005	$13,912	$49,391	(1)	$249,688	(1)	$117,103	$8,390		$700,489
Senior VP, Sales	2006	247,572	—	18,873		193,611		122,177	8,735		590,968

Alexander C. Camara	2007	$245,003	$5,468	$49,391	(1)	$232,985	(1)	$87,604	—		$620,451
Senior VP and	2006	225,000	—	8.715		220,469		90,630	—		544,814
General Manager, Worldwide Coin

Randall J. Fagundo	2007	$270,833	—	$0	(2)	$145,195	(1)(2)	$92,484	$343,160	(6)	$851,653
Former Senior VP	2006	325,000	—	24,475		242,322		108,810	6,364		706,971
and General Manager, Entertainment (5)

(1)	Amount reflects the amount recognized for financial statement reporting purposes in accordance with FAS 123R (excluding the accounting effect of any estimate of future forfeitures, and reflecting the effect of any actual forfeitures) for the fiscal year ended December 31, 2007. Accordingly, the amount includes amounts from awards granted in or prior to 2007. For additional information regarding the FAS 123R calculation and assumptions, please see notes 2 and 10 to the Company’s audited financial statements included in the Annual Report.

(2)	The FAS 123R value of the stock options and restricted stock forfeited during 2007, due to Mr. Fagundo’s termination, was $32,097 and $77,556, respectively.

(3)	Amounts reflect the cash bonuses paid to Named Executive Officers for performance in fiscal year 2007 pursuant to the 2007 Incentive Compensation Plan, which is further described in “Compensation Discussion and Analysis.”

(4)	Represents 401(k) retirement plan matching contributions, unless otherwise noted.

(5)	Mr. Fagundo’s employment with Coinstar was terminated effective October 31, 2007.

(6)	Represents $3,914 in 401(k) retirement plan matching contributions, $325,000 in separation pay, and $14,246 for the continuation of COBRA premiums for 12 months following termination.

2007 Grants of Plan-Based Awards Table

The following table shows for the fiscal year ended December 31, 2007 non-equity incentive plan awards granted to our Named Executive Officers under the 2007 Incentive Compensation Plan and equity awards granted to our Named Executive Officers under the 1997 Amended and Restated Equity Incentive Plan.

								All Other	All Other
								Stock	Option		Grant
								Awards:	Awards:	Exercise	Date Fair
								Number of	Number of	or Base	Value of
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Securities	Price of	Stock and
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock or	Underlying	Option	Option
	Grant	Threshold (1)	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($ / Sh)	($)

David W. Cole	—	$—	$285,000	$570,000
	—				2,500	5,000	7,500
	2/2/07							12,500		—	$375,875
	2/2/07								72,500	$30.07	$800,400

Brian V. Turner	—	$—	$182,000	$364,000
	—				1,250	2,500	3,750
	2/2/07							7,000		—	$210,490
	2/2/07								37,500	$30.07	$414,000

Stephen J. Verleye	—	$—	$98,004	$196,007
	—				500	1,000	1,500
	2/2/07							2,000		—	$60,140
	2/2/07								22,500	$30.07	$248,400

James C. Blakely	—	$—	$131,003	$262,005
	—				500	1,000	1,500
	2/2/07							2,000		—	$60,140
	2/2/07								22,500	$30.07	$248,400

Alexander C. Camara	—	$—	$98,001	$196,002
	—				500	1,000	1,500
	2/2/07							2,000		—	$60,140
	2/2/07								22,500	$30.07	$248,400

Randall J. Fagundo	—	$—	$130,000	$260,000
	—				250	500	750
	2/2/07							1,000		—	$30,070
	2/2/07								7,700	$3.07	$85,008

(1)	There is no threshold amount applicable to awards under the 2007 Incentive Compensation Plan. For additional information regarding the 2007 Incentive Compensation Plan, see “Compensation Discussion and Analysis.”

Employment Agreements

David W. Cole, Chief Executive Officer. In January 2004, the Company entered into an employment agreement with our Chief Executive Officer, David W. Cole. The agreement superseded all prior employment agreements between Mr. Cole and the Company. Under the terms of the employment agreement, the Company agreed to pay Mr. Cole an initial annual base salary of $346,700, subject to possible increase at the discretion of the Compensation Committee. Mr. Cole is also eligible to receive annual cash awards (under the non-equity incentive plan) based on the achievement of certain performance targets applicable to the award. For a description of the severance provisions in Mr. Cole’s employment agreement, please refer to the section entitled “Elements of Post-Termination Compensation and Benefits.”

Brian V. Turner, Chief Financial Officer. In August 2005, the Company entered into an employment agreement with our Chief Financial Officer, Brian V. Turner. The agreement superseded all prior employment agreements between Mr. Turner and the Company. Under the terms of the employment agreement, the Company agreed to pay Mr. Turner an initial annual base salary of $270,400, subject to possible increase at the discretion of the Compensation Committee. Mr. Turner is also eligible to receive annual cash awards (under the non-equity incentive plan) based on the achievement of certain performance targets applicable to the award. For a description of the severance provisions in Mr. Turner’s employment agreement, please refer to the section entitled “Elements of Post-Termination Compensation and Benefits.”

Randall J. Fagundo, Former Senior Vice President and General Manager, Entertainment. In July 2006, the Company entered into an employment agreement with Randall J. Fagundo. The agreement superseded all prior employment agreements between Mr. Fagundo and the Company. Under the terms of the employment agreement, the Company agreed to pay Mr. Fagundo an initial annual base salary of $325,000, subject to possible increase at the discretion of the Compensation Committee. Mr. Fagundo was also eligible to receive annual cash awards (under the non-equity incentive plan) based on the achievement of certain performance targets applicable to the award. For a description of the severance provisions in Mr. Fagundo’s employment agreement, please refer to the section entitled “Elements of Post-Termination Compensation and Benefits.”

Paul D. Davis, Chief Operating Officer. On April 7, 2008, the Company entered into an employment agreement with our Chief Operating Officer, Paul D. Davis. Under the terms of the employment agreement, the Company agreed to pay Mr. Davis an initial annual base salary of $400,000, subject to possible increase at the discretion of the Compensation Committee. Mr. Davis is also eligible to receive annual cash awards (under the non-equity incentive plan) based on the achievement of certain performance targets applicable to the award. In addition, Mr. Davis received a stock option grant to purchase 100,000 shares of the Company’s common stock, with an exercise price equal to the closing price of the Company’s common stock on April 7, 2008 and a four-year vesting period, and a grant of 10,000 shares of restricted stock, with a four-year vesting period. For a description of the severance provisions regarding Mr. Davis’s employment agreement as well as the change-of-control agreement Mr. Davis entered into with us on April 7, 2008, please refer to the section below entitled “Elements of Post-Termination Compensation and Benefits” and the provisions relating to Mr. Turner’s employment and change-of-control agreements, which provisions are substantially similar to those of Mr. Davis’s agreements.

2007 Incentive Compensation Plan

The 2007 non-equity incentive plan awards granted to our executive officers were awarded under the 2007 Incentive Compensation Plan. The 2007 awards consisted of cash awards tied to key measures of corporate performance. For additional information regarding the 2007 Incentive Compensation Plan, see “Compensation Discussion and Analysis.”

1997 Amended and Restated Equity Incentive Plan

Long-term incentives awarded to our executive officers consist of equity compensation in the form of stock options, restricted stock awards, and performance-based restricted stock awards under the 1997 Amended and Restated Equity Incentive Plan. Awards of restricted stock vest (and are no longer subject to forfeiture) in equal annual installments over the period from the date of award until the fourth anniversary of the date of award. The term of the options is five years and the options vest in equal annual installments over the period from the date of award until the fourth anniversary of the date of award. The exercise price for the option grants is equal to the closing price on the date of grant. Restricted stock under the performance-based restricted stock awards was earned based on the level of achievement of a specified performance goal. Once earned, the restricted stock vests in three equal annual installments, provided that the executive continues to be employed by us. For additional information regarding the performance-based restricted stock, see “Compensation Discussion and Analysis.”

Salary and Non-Equity Incentive Plan Compensation in Proportion to Total Compensation

The proportion of salary and non-equity plan compensation compared to total compensation varies among the Named Executive Officers. Specifically, allocation among the different components of compensation varies based on the position and level of responsibility. For example, those Named Executive Officers with the greater ability to influence Coinstar’s performance will have a higher level of at-risk compensation in the form of an increased percentage of total compensation in stock options, restricted stock awards, and performance-based restricted stock. The lower the level of influence of an executive, the higher the percentage of their total compensation is in the form of base salary with a correspondingly lower percentage of stock options, restricted stock awards, and performance-based short-term incentives. Accordingly, executive compensation for higher-level executives is set to align closely with stockholders’ and Coinstar’s long-term shared interests. In 2007, the percentage of total cash compensation as compared to total compensation was 39% and 38% for the Chief Executive Officer and the Chief Financial Officer, respectively. For the other Named Executive Officers, the percentage of total cash compensation as compared to total compensation ranged between 43% and 56%.

2007 Outstanding Equity Awards at Fiscal Year-End Table

The following table shows the outstanding stock options and unvested stock awards held by each Named Executive Officer as of December 31, 2007.

	OPTION AWARDS							STOCK AWARDS
												Equity
											Equity	Incentive Plan
					Equity						Incentive Plan	Awards:
					Incentive						Awards:	Market or
					Plan Awards:					Market	Number of	Payout Value
	Number of		Number of		Number of			Number of		Value of	Unearned	of Unearned
	Securities		Securities		Securities			Shares or		Shares or	Shares, Units	Shares, Units
	Underlying		Underlying		Underlying			Units of		Units of	or Other	or Other
	Unexercised		Unexercised		Unexercised	Option	Option	Stock That		Stock That	Rights That	Rights That
	Options (#)		Options (#)		Unearned	Exercise	Expiration	Have Not		Have Not	Have Not	Have Not
Name	Exercisable		Unexercisable		Options (#)	Price (11)	Date	Vested (#)		Vested (16)	Vested (#)	Vested ($)

David W. Cole	200,000		—		—	$21.24	10/08/11	—		—	—	—
	65,000		—			$23.22	12/20/12	—		—
	63,646	(1)	1,354	(1)		$18.19	01/02/14	—		—
	48,271	(2)	17,929	(2)		$24.90	01/13/15	—		—
	37,500	(3)	37,500	(3)		$23.90	12/12/10	—		—
	—	(4)	72,500	(4)		$30.07	02/02/12	—		—
	—		—			—	—	11,000	(12)	$309,650
	—		—			—	—	6,000	(13)	$168,900
	—		—			—	—	12,500	(14)	$351,875
	—		—			—	—	5,000	(15)	$140,750

Brian V. Turner	80,000		—		—	$18.59	04/29/13	—		—	—	—
	44,063	(1)	937	(1)		$18.19	01/02/14	—		—
	39,229	(2)	14,571	(2)		$24.90	01/13/15	—		—
	20,000	(3)	20,000	(3)		$23.90	12/12/10	—		—
	—	(4)	37,500	(4)		$30.07	02/02/12	—		—
	—		—			—	—	7,500	(12)	$211,125
	—		—			—	—	5,000	(13)	$140,750
	—		—			—	—	7,000	(14)	$197,050
	—		—			—	—	2,500	(15)	$70,375

Stephen J. Verleye	28,750	(5)	1,250	(5)	—	$18.50	02/02/14	—		—	—	—
	25,625	(6)	4,375	(6)		$21.00	07/26/14	—		—
	10,573	(2)	3,927	(2)		$24.90	01/13/15	—		—
	7,500	(3)	7,500	(3)		$23.90	12/12/10	—		—
	—	(4)	22,500	(4)		$30.07	02/02/12	—		—
	—		—			—	—	700	(12)	$19,705
	—		—			—	—	850	(13)	$23,927
	—		—			—	—	2,000	(14)	$56,300
	—		—			—	—	1,000	(15)	$28,150

James C. Blakely	31,354	(7)	3,646	(7)	—	$18.00	05/24/14	—		—	—	—
	10,573	(2)	3,927	(2)		$24.90	01/13/15	—		—
	7,500	(3)	7,500	(3)		$23.90	12/12/10	—		—
	—	(4)	22,500	(4)		$30.07	02/02/12	—		—
	—		—			—	—	700	(12)	$19,705
	—		—			—	—	850	(13)	$23,927
	—		—			—	—	2,000	(14)	$56,300
	—		—			—	—	1,000	(15)	$28,150

Alexander C. Camara	12,500		—		—	$23.30	12/13/11	—		—	—	—
	13,000		—			$22.60	12/19/12	—		—
	12,729	(1)	271	(1)		$18.19	01/02/14	—		—
	7,917	(8)	2,083	(8)		$24.00	10/28/14	—		—
	10,573	(2)	3,927	(2)		$24.90	01/13/15	—		—
	2,500	(9)	2,500	(9)		$18.19	04/25/15	—		—
	12,500	(10)	12,500	(10)		$19.10	10/24/15	—		—
	—	(4)	22,500	(4)		$30.07	02/02/12	—		—
	—		—			—	—	700	(12)	$19,705
	—		—			—	—	850	(13)	$23,927
	—		—			—	—	2,000	(14)	$56,300
	—		—			—	—	1,000	(15)	$28,150

Randall J. Fagundo	—		—		—	—	—	—		—	—	—

(1)	These options were granted on January 2, 2004 pursuant to the 1997 Amended and Restated Equity Incentive Plan with a term of ten years, subject to earlier termination in the event of termination of employment, and options vest over four years with 25% vesting one year from grant date and 2.08333% each full month thereafter.

(2)	These options were granted on January 13, 2005 pursuant to the 1997 Amended and Restated Equity Incentive Plan with a term of ten years, subject to earlier termination in the event of termination of employment, and options vest over four years with 25% vesting one year from grant date and 2.08333% each full month thereafter.

(3)	These options were granted on December 12, 2005 pursuant to the 1997 Amended and Restated Equity Incentive Plan with a term of five years, subject to earlier termination in the event of termination of employment, and options vest over four years with 25% vesting one year from the grant date and 25% annually thereafter.

(4)	These options were granted on February 2, 2007 pursuant to the 1997 Amended and Restated Equity Incentive Plan with a term of five years, subject to earlier termination in the event of termination of employment, and options vest over four years with 25% vesting one year from the grant date and 25% annually thereafter.

(5)	These options were granted on February 2, 2004 pursuant to the 2000 Amended and Restated Equity Incentive Plan with a term of ten years, subject to earlier termination in the event of termination of employment, and options vest over four years with 25% vesting one year from grant date and 2.08333% each full month thereafter.

(6)	These options were granted on July 26, 2004 pursuant to the 1997 Amended and Restated Equity Incentive Plan with a term of ten years, subject to earlier termination in the event of termination of employment, and options vest over four years with 25% vesting one year from grant date and 2.08333% each full month thereafter.

(7)	These options were granted on May 24, 2004 pursuant to the 1997 Amended and Restated Equity Incentive Plan with a term of ten years, subject to earlier termination in the event of termination of employment, and options vest over four years with 25% vesting one year from grant date and 2.08333% each full month thereafter.

(8)	These options were granted on October 28, 2004 pursuant to the 1997 Amended and Restated Equity Incentive Plan with a term of five years, subject to earlier termination in the event of termination of employment, and options vest over four years with 25% vesting one year from the grant date and 25% annually thereafter.

(9)	These options were granted on April 25, 2005 pursuant to the 1997 Amended and Restated Equity Incentive Plan with a term of five years, subject to earlier termination in the event of termination of employment, and options vest over four years with 25% vesting one year from the grant date and 25% annually thereafter.

(10)	These options were granted on October 24, 2005 pursuant to the 1997 Amended and Restated Equity Incentive Plan with a term of five years, subject to earlier termination in the event of termination of employment, and options vest over four years with 25% vesting one year from the grant date and 25% annually thereafter.

(11)	The per share option exercise price represents the closing price of the Company’s common stock on the date of grant.

(12)	These awards were made on January 13, 2005 pursuant to the 1997 Amended and Restated Equity Incentive Plan and vest 25% one year from the award date and 25% annually thereafter.

(13)	These awards were made on December 12, 2005 pursuant to the 1997 Amended and Restated Equity Incentive Plan and vest 25% one year from the award date and 25% annually thereafter.

(14)	These awards were made on February 2, 2007 pursuant to the 1997 Amended and Restated Equity Incentive Plan and vest 25% one year from the award date and 25% annually thereafter.

(15)	These awards were made on February 2, 2007 pursuant to the 1997 Amended and Restated Equity Incentive Plan and vest 33.33% one year from the award date and 33.33% annually thereafter.

(16)	Market value was determined by multiplying the number of shares of stock by $28.15 (the closing price of the Company’s common stock on December 31, 2007).

2007 Option Exercises and Stock Vested Table

The following table shows for the fiscal year ended December 31, 2007 the options exercised and vested restricted stock for the Named Executive Officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise (1)	on Vesting (#)	on Vesting (2)

David W. Cole	—	—	8,500	$246,465
Brian V. Turner	—	—	6,250	$180,413
Stephen J. Verleye	—	—	775	$22,054
James C. Blakely	—	—	775	$22,054
Alexander C. Camara	—	—	775	$22,054
Randall J. Fagundo	52,822	$472,946	575	$17,233

(1)	Based on the difference between the closing price of Coinstar common stock on the exercise date and the exercise price of the option.

(2)	Based on the closing price of Coinstar common stock on the vesting date.

2007 Nonqualified Deferred Compensation Table

The following table provides information for each of the Named Executive Officers regarding aggregate earnings for 2007 and year-end account balances under our Executive Deferred Compensation Plan (the “EDCP”). There were no executive or Company contributions under the EDCP for 2007. Prior to 2005, we allowed executives to defer portions of their annual cash compensation into tax-deferred interest-bearing accounts pursuant to the EDCP. Effective January 1, 2005, we suspended future deferrals under the EDCP due to low participation. However, executives who had previously deferred a portion of their cash compensation continue to maintain interests under the EDCP, even though they cannot defer additional compensation under the EDCP.

	Executive	Company	Aggregate		Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in Last		Withdrawals/	Balance at Last
	Last Fiscal Year	Last Fiscal Year	Fiscal Year		Distributions	Fiscal Year-End
Name	($)	(#)	($)		($)	($)

David W. Cole	—	—	$23,529	(1)	—	$337,023
Brian V. Turner	—	—	—		—	—
Stephen J. Verleye	—	—	—		—	—
James C. Blakely	—	—	—		—	—
Alexander C. Camara	—	—	—		—	—
Randall J. Fagundo	—	—	—		—	—

(1)	Amount reflects the notional earnings on Mr. Cole’s previously deferred compensation pursuant to the EDCP, contributions to which were suspended effective January 1, 2005. As no portion of this amount represents above-market earnings, no portion of this amount is reflected in the Summary Compensation Table.

The EDCP is a nonqualified plan and its benefits are paid by the Company out of its general assets. Because the compensation deferrals under the EDCP were discontinued effective January 1, 2005, the EDCP is not subject to Section 409A of the Code, which applies to compensation that is first deferred or becomes vested after December 31, 2004.

Mr. Cole is the only Named Executive Officer that continues to have an account under the EDCP. Although Mr. Cole can no longer defer additional compensation under the EDCP, his EDCP account continues to be adjusted for notional investment earnings. These earnings are based on the return of the investment tracking funds to which Mr. Cole has allocated his account balance. There are ten such tracking funds. The tracking funds differ from the investment funds offered in Coinstar’s 401(k) plan. The 2007 calendar year returns of these tracking funds were: Parnassus Equity Income, $1,715; Invesco Leisure Investment, $(19); American Century Global Growth, $6,691; Selected American Shares Fund, $3,630; Jensen Fund, $0; American Century Equity Income, $233; Dreyfus Small Cap Index, $(273); PIMCO Total Return D, $13,804; Manager Bond, $323; and Alliance Money Reserves, $0. Mr. Cole can reallocate his account balance among the tracking funds at any time.

Mr. Cole is fully vested in his EDCP account balance. He may withdraw all or any portion of his EDCP account balance at any time prior to termination of employment. However, if he does so, he will forfeit 10% of the amount withdrawn. Any portion of his account balance that he has not withdrawn prior to his termination of employment will be distributed to him in a lump sum within 90 days after his termination of employment.

Elements of Post-Termination Compensation and Benefits

Under certain circumstances, Coinstar will enter into an employment agreement or change-of-control agreement with executive officers. Otherwise, executive officers serve at the will of the Board of Directors, enabling the Company to remove an executive officer whenever it is in the best interests of the Company, with full discretion on any severance package (excluding vested benefits).

Employment Agreements

David W. Cole, Chief Executive Officer. In January 2004, the Company entered into an employment agreement with our Chief Executive Officer, David W. Cole. If terminated at any time without “cause” (as defined below), Mr. Cole will be entitled to receive the following benefits:

•	termination payments equal to 12 months’ annual base salary;

•	any unpaid annual base salary that has accrued for services already performed as of the date of termination; and

•	continuation of health insurance benefits for 12 months following the date of termination.

Payments made in connection with a termination without cause will be paid at the same interval that the payments of the employee’s salary were made to the employee immediately prior to termination. For one year following the termination of the agreement, Mr. Cole is subject to certain noncompetition provisions. In addition, Mr. Cole is subject to certain nondisclosure and nondisparagement provisions following the termination of the agreement. In the event the noncompetition, nondisclosure, and nondisparagement provisions are violated within one year of the date of termination, Mr. Cole will forfeit any remaining termination payments described above.

Brian V. Turner, Chief Financial Officer. In August 2005, the Company entered into an employment agreement with our Chief Financial Officer, Brian V. Turner. If terminated at any time without “cause” (as defined below), Mr. Turner will be entitled to receive the following benefits:

•	termination payments equal to 12 months’ annual base salary;

•	any unpaid annual base salary that has accrued for services already performed as of the date of termination;

•	any prorated cash bonus accrued for services already performed as of the date of termination (provided performance targets applicable for any such bonus are met); and

•	continuation of health insurance benefits for 12 months following the date of termination.

Payments made in connection with a termination without cause will be paid at the same interval that the payments of the employee’s salary were made to the employee immediately prior to termination. Any prorated bonus payment due to Mr. Turner will be calculated and paid at the same time as the Company’s other executive officers. For one year following the termination of the agreement, Mr. Turner is subject to certain noncompetition provisions. In addition, Mr. Turner is subject to certain nondisclosure and nondisparagement provisions following the termination of the agreement. In the event the noncompetition, nondisclosure, and nondisparagement provisions are violated within one year of the date of termination, Mr. Turner will forfeit any remaining termination payments described above.

Randall J. Fagundo, Former Senior Vice President and General Manager, Entertainment. In July 2006, the Company entered into an employment agreement with our former Senior Vice President and General Manager, Entertainment, Randall J. Fagundo, who terminated employment with us effective October 31, 2007. As a result of his termination without “cause” (as defined below), Mr. Fagundo was entitled to receive the following benefits:

•	termination payments equal to 12 months’ annual base salary;

•	any unpaid annual base salary that had accrued for services already performed as of the date of termination;

•	any prorated cash bonus accrued for services already performed as of the date of termination (provided performance targets applicable for any such bonus had been met); and

•	continuation of health insurance benefits for 12 months following the date of termination.

Payments made in connection with a termination without cause will be paid at the same interval that the payments of the employee’s salary were made to the employee immediately prior to termination. Any prorated bonus payment due to Mr. Fagundo will be calculated and paid at the same time as the Company’s other executive officers. For one year following the termination of the agreement, Mr. Fagundo is subject to certain noncompetition provisions. In addition, Mr. Fagundo is subject to certain nondisclosure and nondisparagement provisions following the termination of the agreement. In the event the noncompetition, nondisclosure, and nondisparagement provisions are violated within one year of the date of termination, Mr. Fagundo will forfeit any remaining termination payments described above.

For purposes of Messrs. Cole’s, Turner’s, and Fagundo’s employment agreements described above, “cause” is defined as:

•	failure or refusal to carry out the lawful duties of the employee or any directions of the Board of Directors of Coinstar, which directions are reasonably consistent with the duties herein set forth to be performed by the employee;

•	violation by the employee of a state or federal criminal law involving the commission of a crime against Coinstar or a felony;

•	current use by the employee of illegal substances; deception, fraud, misrepresentation, or dishonesty by the employee; any act or omission by the employee that substantially impairs Coinstar’s business, good will, or reputation; or

•	any other material violation of any provision of the employment agreement.

Change-of-Control Agreements

Messrs. Cole and Turner. The Company has entered into change-of-control agreements with Mr. Cole (January 2004) and Mr. Turner (August 2005) in conjunction with the execution of each such executive’s current employment agreement. Under the terms of the change-of-control agreements, if a change of control occurs during the period beginning on the date of the agreement and ending on the date two years following notice from the Company that the Company intended to terminate the agreement, then the executive is eligible to receive the following benefits if the Company terminates his employment other than for cause (as defined above in their respective employment agreements) or if the executive terminates his employment for good reason (as defined below):

•	the executive’s annual base salary through the date of termination;

•	the product of (a) the executive’s annual bonus with respect to the fiscal year in which the date of termination occurs and (b) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is 365;

•	any compensation previously deferred (together with any accrued interest or earnings thereon);

•	any accrued but unpaid vacation pay; and

•	an amount as separation pay equal to the executive’s annual base salary.

Payments for base salary through date of termination, prorated bonus, and deferred compensation will be paid in a lump sum within 30 days of the date of termination. Payments for the separation pay will be paid at regular scheduled payroll intervals over the 12-month period following termination. If the executive’s employment terminates by reason of death or total disability, the executive (or the executive’s estate or beneficiary, as applicable in the case of the executive’s death) will receive the executive’s annual base salary through the date of termination, the executive’s prorated bonus (as described above), and any compensation previously deferred.

Messrs. Verleye, Blakely, and Camara. The Company entered into change-of-control agreements with Messrs. Verleye, Blakely, and Camara in March 2007. Under the terms of the change-of-control agreements, for two years following a change of control (the “Post-Change of Control Period”) of the Company, the employee will continue to be employed in a position reasonably commensurate with the most significant position held by the employee during the 90-day period immediately preceding the date of the change of control. During the Post-Change of Control Period, the employee will be entitled to continued compensation and benefits at levels comparable to pre-change of control levels and reimbursement for all reasonable employment expenses.

If at any time during the Post-Change of Control Period the Company terminates the employee’s employment without cause (as defined below), or the employee terminates employment with good reason (as defined below), the employee will be entitled to:

•	the employee’s annual base salary through the date of termination;

•	the product of (a) the employee’s annual bonus with respect to the fiscal year in which the date of termination occurs and (b) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is 365;

•	any compensation previously deferred by the employee (together with any accrued interest or earnings thereon);

•	any accrued but unpaid vacation pay;

•	an amount as separation pay equal to the employee’s annual base salary; and

•	reimbursement of the employee’s and the employee’s dependents’ COBRA expenses for continuation coverage under the Company’s group health plans for a period of 12 months.

Payments for base salary through the date of termination, prorated bonus, and deferred compensation will be paid in a lump sum within 30 days of the date of termination. Payments for the separation pay and COBRA reimbursements will be paid at regular scheduled payroll intervals over the 12-month period following termination. If the executive is terminated by reason of the executive’s death or total disability after the change of control occurs, the Company will pay to the executive or the executive’s estate or beneficiary, as applicable in the case of the executive’s death, the executive’s annual base salary through the date of termination, the executive’s prorated bonus (as described above), and any compensation previously deferred.

For purposes of Messrs. Verleye’s, Blakely’s, and Camara’s change-of-control agreements described above, “cause” is defined as:

•	failure or refusal to carry out the lawful duties of the employee or any directions of the Board of Directors of Coinstar, which directions are reasonably consistent with the duties herein set forth to be performed by the employee;

•	violation by the employee of a state or federal criminal law involving the commission of a crime against Coinstar or a felony;

•	current use by the employee of illegal substances; deception, fraud, misrepresentation, or dishonesty by the employee; any act or omission by the employee that substantially impairs Coinstar’s business, good will, or reputation; or

•	any material violation of the confidentiality, noncompetition, and/or nonsolicitation provisions to which the employee is bound.

For purposes of all of the change-of-control agreements, “good reason” generally includes any of the following events or the failure to cure such an event or condition within 20 days after receipt of written notice from the employee:

•	change in job duties or the assignment of job duties materially inconsistent with the employee’s job;

•	failure to pay compensation consistent with the agreement;

•	any termination of the employee’s employment that is not in accordance with the definition of cause; or

•	relocation of the employee’s office more than 50 miles away.

For purposes of all of the change-of-control agreements, change of control is generally defined as:

•	a board change in which individuals who constitute the board as of the date of the agreement cease to constitute at least a majority of the board;

•	the acquisition by any individual, entity, or group of beneficial ownership of (a) 20% or more of either the then outstanding common stock or the combined voting power of the then outstanding voting securities entitled to vote in the election of directors, which acquisition is not approved in advance by a majority of the incumbent directors, or (b) 33% or more of either the then outstanding common stock or the combined voting power of the then outstanding voting securities entitled to vote in the election of directors, which acquisition is approved in advance by a majority of incumbent directors;

•	reorganization, merger, or consolidation approved by the stockholders; or

•	a complete liquidation, dissolution, or the sale or other disposition of all or substantially all of the assets.

Change-of-Control Provisions in the Company’s Equity Plans. The 1997 Amended and Restated Equity Incentive Plan (the “1997 Plan”) provides that the plan administrator retains the discretion to do one or more of the following in the event of a merger, reorganization, or sale of substantially all of the assets of Coinstar:

•	arrange to have the surviving or successor entity or any parent entity thereof assume the options or grant replacement options with appropriate adjustments in the option prices and adjustments in the number and kind of securities issuable upon exercise;

•	shorten the period during which options are exercisable;

•	accelerate any vesting schedule to which an option is subject; or

•	cancel vested options in exchange for a cash payment upon such terms and conditions as determined by the Board of Directors at the time of the event.

The 2000 Amended and Restated Equity Incentive Plan (the “2000 Plan”) generally defines “Company Transaction” as:

•	a dissolution, liquidation, or sale of substantially all of the assets of the Company;

•	a merger or consolidation in which the Company is not the surviving corporation; or

•	a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise.

The 2000 Plan provides that (i) any surviving corporation or a parent of such surviving corporation will assume or substitute awards or (ii) such awards will continue in full force and effect. Awards that are assumed or substituted will become fully vested with respect to 50% of the unvested portion in the event of termination (i) in connection with the transaction or (ii) within one year following the transaction, unless the termination by the successor company is for cause or by the employee voluntarily without good reason. In the event the surviving corporation or its parent refuses to assume or continue such awards, or to substitute awards, then, for awards held by employees, directors, or consultants, awards will be accelerated and terminated if not exercised prior to such event.

For purposes of the 2000 Plan, “cause” is defined as, unless otherwise defined in an employment or services agreement between Coinstar and an employee, dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), in each case as determined by the plan administrator, and its determination will be conclusive and binding.

“Good reason” under the 2000 Plan is defined as the occurrence of any of the following events or conditions and the failure of the successor company to cure any such event or condition within 30 days after receipt of written notice from the employee:

•	a change in the employee’s status, position, or responsibilities (including reporting responsibilities) that, in the employee’s reasonable judgment, represents a substantial reduction in the status, position, or responsibilities as in effect immediately prior thereto; the assignment to the employee of any duties or responsibilities that, in the employee’s reasonable judgment, are materially inconsistent with such status, title, position, or responsibilities; or any removal of the employee from or failure to reappoint or reelect the employee to any of such positions, except in connection with the termination of the employee’s employment for cause, as a result of his or her disability or death, or by the employee other than for good reason;

•	a reduction in the employee’s annual base salary;

•	the successor company’s requiring the employee (without the employee’s consent) to be based at any place outside a 50-mile radius of his or her place of employment prior to a Company Transaction, except for reasonably required travel on the successor company’s business that is not materially greater than such travel requirements prior to the Company Transaction;

•	the successor company’s failure to (a) continue in effect any material compensation or benefit plan (or the substantial equivalent thereof) in which the Employee was participating at the time of a Company Transaction, including, but not limited to, the 2000 Plan, or (b) provide the employee with compensation and benefits substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under each material employee benefit plan, program and practice as in effect immediately prior to the Company Transaction;

•	any material breach by the successor company of its obligations to the employee under the 2000 Plan or any substantially equivalent plan of the successor company; or

•	any purported termination of the employee’s employment or service relationship for cause by the successor company that is not in accordance with the definition of cause under the 2000 Plan.

Individual Option Grant and Restricted Stock Awards to the Named Executive Officers. The Compensation Committee granted stock options and restricted stock awards in December 2005 and February 2007 to certain executive officers that provide for accelerated vesting upon a change of control.

Options granted to Messrs. Cole and Turner in December 2005 and February 2007 fully accelerate in vesting, and the restricted stock awards granted to them are no longer subject to forfeiture upon a change of control, as defined in the 1997 Plan.

Options and restricted stock awards granted to Messrs. Verleye and Blakely in December 2005 and February 2007 accelerate in vesting and, with respect to the restricted stock, are no longer subject to forfeiture if a successor company does not assume or substitute such awards. In the event the options and restricted stock awards are assumed or substituted and any of Messrs. Verleye’s or Blakely’s employment or service relationship is terminated in connection with a change of control or within one year of the transaction without cause or by the executive for good reason, 50% of the unvested portions of the options and restricted stock awards automatically vest and, with respect to the restricted stock, are no longer subject to forfeiture. For purposes of the December 2005 and February 2007 restricted stock awards and stock options granted to Messrs. Verleye and Blakely, cause and good reason are defined as described above under the 2000 Plan.

Potential Payments Upon Termination or Change of Control Table

The following table shows the estimated incremental compensation to our Named Executive Officers, other than Mr. Fagundo, in the event a termination or change of control had occurred on December 31, 2007. For Mr. Fagundo, the table shows compensation actually paid or payable to him as a result of his termination effective October 31, 2007. The table does not include amounts payable under the Executive Deferred Compensation Plan, benefits generally available to all employees, or payments and benefits that the Named Executive Officers would have already earned during their employment with us whether or not a termination or change of control event had occurred. Actual amounts payable can only be determined at the time of termination or change of control.

		Before Change
		of Control
		Termination
		Without Cause or	Change of
Name	Benefit	for Good Reason	Control (5)

David W. Cole	Cash Severance (1)	$475,000	$475,000
	Restricted Stock Acceleration (2)	—	$971,175
	Stock Option Acceleration (3)	—	$231,130
	Health and Benefits (4)	$13,723	—

	Total	$488,723	$1,677,305

Brian V. Turner	Cash Severance (1)	$364,000	$364,000
	Restricted Stock Acceleration (2)	—	$619,300
	Stock Option Acceleration (3)	—	$141,688
	Health and Benefits (4)	$18,485	—

	Total	$382,485	$1,124,988

Stephen J. Verleye	Cash Severance (1)		$245,009
	Restricted Stock Acceleration (2)		$128,082
	Stock Option Acceleration (3)		$87,982
	Health and Benefits (4)		$10,281

	Total		$471,354

James C. Blakely	Cash Severance (1)		$262,005
	Restricted Stock Acceleration (2)		$128,082
	Stock Option Acceleration (3)		$81,644
	Health and Benefits (4)		$18,484

	Total		$490,215

Alexander C. Camara	Cash Severance (1)		$245,003
	Restricted Stock Acceleration (2)		$128,082
	Stock Option Acceleration (3)		$162,131
	Health and Benefits (4)		$4,698

	Total		$539,914

Randall J. Fagundo (6)	Cash Severance (1)	$325,000
	Restricted Stock Acceleration	—
	Stock Option Acceleration	—
	Health and Benefits (4)	$14,246

	Total	$339,246

(1)	Amount reflects cash severance of one year’s annual base salary based on the executive’s 2007 annual base salary.

(2)	Calculated by multiplying the number of accelerated shares of restricted stock by $28.15 (the closing price of the Company’s common stock on December 31, 2007). For purposes of the amounts reflected in the table, we have assumed that the surviving company refused to assume or substitute the awards.

(3)	Calculated by multiplying the number of shares subject to accelerated options by $28.15 (the closing price of the Company’s common stock on December 31, 2007) less the exercise price of the stock option grant. For purposes of the amounts reflected in the table, we have assumed that the plan administrator elected to accelerate the vesting of options granted under the 1997 Plan. In addition, we have assumed that the surviving company refused to assume or substitute the awards as provided under the 2000 Plan.

(4)	Amount reflects the continuation of COBRA premiums for 12 months following termination.

(5)	Except for the restricted stock and option acceleration, the amounts in this column assume termination of employment in connection with a change of control.

(6)	Reflects amounts actually paid or payable to Mr. Fagundo in connection with his termination effective October 31, 2007.

POLICIES AND PROCEDURES FOR THE REVIEW AND APPROVAL OR RATIFICATION OF
TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

Our Board of Directors has adopted a written policy for the review and approval or ratification of related person transactions. Under the policy, our directors and executive officers and the beneficial owners of 5% of our common stock or other voting securities are expected to disclose to our General Counsel the material facts of any transaction that could potentially be considered a related person transaction promptly on gaining knowledge that the transaction may occur or has occurred. The Audit Committee is authorized to administer this policy, and may amend, modify, and interpret this policy, and take such other action in connection with the administration of the policy, as it deems necessary or desirable; provided, however, any material amendments or modifications to this policy will be recommended to the full Board for its review and approval.

A related person transaction generally is defined as any transaction required to be disclosed under the SEC’s related person transaction disclosure requirement of Item 404(a) of Regulation S-K.

Any potential related person transaction reported to or otherwise made known to the General Counsel is reviewed according to the following procedures:

•	If the General Counsel determines that disclosure of the transaction in our annual proxy statement or annual report on Form 10-K is not required under the SEC’s related person transaction requirement, the transaction will be deemed approved and will be reported to the Audit Committee at its next scheduled meeting.

•	If disclosure of the transaction in our annual proxy statement or annual report on Form 10-K is required under the SEC’s related person transaction requirement, the General Counsel will submit the transaction to the chairperson of the Audit Committee, who will review and, if authorized, will determine whether to approve or ratify the transaction. The chairperson is authorized to approve or ratify any related person transaction involving an aggregate amount of less than $1 million or when it would not be practicable in the judgment of the chairperson and General Counsel to wait for the next Audit Committee meeting to review the transaction.

•	If the transaction is outside the chairperson’s authority, the chairperson will submit the transaction to the Audit Committee for review and approval or ratification.

•	If the transaction to be reviewed and acted upon by the Audit Committee involves a member of the Audit Committee (including the chairperson), the involved member shall recuse himself or herself from deliberations related to the transaction and the other members of the Committee shall take appropriate action.

When determining whether to approve or ratify a related person transaction, the chairperson of the Audit Committee or the Audit Committee, as applicable, will review relevant facts regarding the related person transaction, including:

•	the extent of the related person’s interest in the transaction;

•	whether the terms are comparable to those generally available in arm’s-length transactions; and

•	whether the related person transaction is consistent with the best interests of the Company.

If any related person transaction is ongoing or is part of a series of transactions, the chairperson or the Committee, as applicable, may establish guidelines as necessary to appropriately review the ongoing transaction. After initial approval or ratification of the transaction, the chairperson or the Committee, as applicable, will review the transaction on a regular basis (at least annually).

If any related person transaction is not approved or ratified, the Committee may take such action as it may deem necessary or desirable in the best interests of the Company and its stockholders.

Related Party Transactions

Incident to Coinstar’s acquisition of American Coin Merchandising, Inc. (n/k/a Coinstar Entertainment Services Inc.) (“CES”), we assumed a lease for a 31,000-square-foot building located in Louisville, Colorado. The lessor is a limited liability company, of which Mr. Fagundo, former President of CES (our wholly owned subsidiary) and former Senior Vice President and General Manager, Entertainment of Coinstar, is a member. CES’s headquarters are located in the building. The lease commenced on March 1, 2003, and requires that CES pay monthly rental payments ranging from $25,353 for the first year to $33,076 for the tenth year, together with additional payments for CES’s proportionate share of the maintenance and insurance costs and property tax assessments for the building. We believe that the terms of this lease are comparable to those that would be entered into between unrelated parties on an arm’s-length basis. Further, the Company believes that this lease transaction and relationship are reasonable and in the best interests of the Company. In 2007, we paid the lessor $463,149 under the lease agreement.

On November 1, 2005, Coinstar completed the acquisition of substantially all of the assets of The Amusement Factory, L.L.C. (“Amusement”) pursuant to an Asset Purchase Agreement dated October 18, 2005 by and among Coinstar, Amusement, Levine Investments Limited Partnership (“Levine Investments”), CES, and Adventure Vending Inc., a wholly owned subsidiary of CES (“Adventure”). In connection with closing the transaction, Adventure entered into lease agreements with affiliates of Levine Investments as described below. For a period during the year ended December 31, 2007, Levine Investments was a beneficial owner of more than 5% of Coinstar common stock. In 2007, we paid the affiliates of Levine Investments a total of $682,672 under the lease agreements.

•	Lease agreement dated November 1, 2005 with Van Nuys Airpark Building 5, LLC, an affiliate of Levine Investments, for property located in Arlington Heights, Illinois, which included the following terms:

•	Leased space of 27,500 square feet.

•	Term expired on December 31, 2006 and was not renewed; however, Coinstar occupied this space on a month-to-month basis through May 2007.

•	Rent of between $8,000 and $12,000 per month based on the relevant period of the lease.

•	Lease agreement dated November 1, 2005 with Van Nuys Airpark Building 5, LLC, an affiliate of Levine Investments, for property located in Van Nuys, California, which includes the following terms:

•	Leased space of 82,000 square feet.

•	Term of three years commencing on November 1, 2007.

•	Adventure has options to renew the lease for a five-year period, subject to customary termination provisions.

•	Rent of between $45,000 and $65,000 per month based on the relevant period of the lease.

ADDITIONAL INFORMATION

Code of Conduct and Code of Ethics

Coinstar’s Board of Directors has adopted a Code of Ethics that applies to its Chief Executive Officer, Chief Financial Officer, principal accounting officer, and controller (or persons performing similar functions) and a Code of Conduct that applies to all directors, officers, and employees of the Company. A copy of each is available on the Investor Relations section of Coinstar’s website at www.coinstar.com. Material amendments to and waivers from either, if any, will be disclosed on the Investor Relations section of Coinstar’s website.

List of Stockholders of Record

In accordance with Delaware law, a list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for ten business days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m., local time, at our principal executive offices at 1800 114th Avenue S.E., Bellevue, Washington 98004. If you would like to view the stockholder list, please call our Investor Relations Department at (425) 943-8000. This list will also be available at the Annual Meeting.

Submission of Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in next year’s proxy statement, stockholder proposals for the 2009 annual meeting of stockholders must be received at our principal executive offices no later than the close of business on [          ], 2008. As prescribed by Rule 14a-8(b) under the Securities Exchange Act of 1934, as amended, a stockholder must have continuously held at least $2,000 in market value, or 1%, of our outstanding stock for at least one year by the date of submitting the proposal, and the stockholder must continue to own such stock through the date of the annual meeting.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2009 annual meeting of stockholders, stockholders are advised to review our Bylaws as they contain requirements with respect to advance notice of stockholder proposals not intended for inclusion in our proxy statement and director nominations. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not earlier than the close of business on the 90th day and not later than the close of business on the 60th day prior to the first anniversary of our 2008 Annual Meeting. A copy of the pertinent Bylaw provisions is available on request to the following address: Corporate Secretary, Coinstar, Inc., 1800 114th Avenue S.E., Bellevue, Washington 98004. For such proposals or nominations that are timely filed, we retain discretion to vote proxies we receive, provided that (i) we include in our proxy statement advice to stockholders on the nature of the proposal and how we intend to exercise our voting discretion and (ii) the proponent does not issue a separate and appropriate proxy statement.

Consideration of Stockholder-Recommended Director Nominees

The Nominating Committee will consider director nominee recommendations submitted by stockholders. Stockholders who wish to recommend a director nominee should submit their suggestions in writing to the following address: Chairperson of Nominating and Governance Committee, Attn: General Counsel, Coinstar, Inc., 1800 114th Avenue S.E., Bellevue, Washington 98004.

As required by Coinstar’s Bylaws, stockholders should include the name, biographical information, and other relevant information relating to the recommended director nominee, including information that would be required to be included in the proxy statement filed in accordance with applicable rules under the Securities Exchange Act of 1934, as amended, and the written consent of the director nominee to be named as a nominee and to serve as a director if elected. Evaluation of any such recommendations is the responsibility of the Nominating Committee. In the event of any stockholder recommendations, the Nominating Committee will evaluate the persons recommended in the same manner as other candidates.

Stockholder Communications With the Board of Directors

Stockholders may contact the Board of Directors as a group or any individual director by sending written correspondence to the following address: Board of Directors — Coinstar, Inc., Attn: General Counsel, 1800 114th Avenue S.E., Bellevue, Washington 98004 or by email at AskBoard@Coinstar.com. Stockholders should clearly specify in each communication the name(s) of the group of directors or the individual director to whom the communication is addressed.

DIRECTIONS AND MAP

2008 Annual Meeting of Stockholders
Coinstar, Inc.
1800 114th Avenue S.E.
Bellevue, WA

June 3, 2008—10:00 A.M.

From Interstate 405 northbound

Take Exit #12 (SE 8th St.) and turn left at the end of the ramp. Go through two traffic lights. Drive approximately 100 yards and turn left at the light (114th Ave. SE) into the Bellefield Office Park. Wind through the office park until you reach a three-way stop. Veer left across the bridge. We are the first building on the left (Aspenwood).

From Interstate 405 southbound

Take Exit #12 (SE 8th St.) and turn right at the end of the ramp. Go through two traffic lights. Drive approximately 100 yards and turn left at the light (114th Ave. SE) into the Bellefield Office Park. Wind through the office park until you reach a three-way stop. Veer left across the bridge. We are the first building on the left (Aspenwood).

From Interstate 90

Take Exit #9 (Bellevue Way). Proceed on Bellevue Way and bear right at the second light onto 112th Avenue SE. (There are two 112ths—turn at the second one). Turn right into the Bellefield Office Park. Turn right at the stop sign at the end of the bridge. We are the first building on the left (Aspenwood).

APPENDIX I

INFORMATION CONCERNING PERSONS WHO MAY BE DEEMED
PARTICIPANTS IN COINSTAR’S SOLICITATION OF PROXIES

Under applicable Securities and Exchange Commission rules and regulations, members of our Board of Directors, our Board’s director nominees, certain executive officers and other employees of Coinstar may be deemed to be “participants” with respect to Coinstar’s solicitation of proxies from stockholders in connection with the Annual Meeting of Stockholders.

Directors and Nominees

The following table sets forth the names and business addresses of our directors and director nominees who may be deemed “participants” in our solicitation. The principal occupation or employment of each director or nominee who may be deemed to be a participant is set forth in section “Proposal 1: Election of Directors.”

Name	Business Address

Deborah L. Bevier	DL Bevier Consulting LLC
2621 Second Avenue, Suite 1405
Seattle, WA 98121

David W. Cole	c/o Coinstar, Inc.
1800 114th Avenue S.E.
Bellevue, WA 98004

David M. Eskenazy	Investco Financial Corporation
1201 Third Avenue, Suite 3710
Seattle, WA 98101

Keith D. Grinstein	Second Avenue Partners
1000 Second Avenue, Suite 1200
Seattle, WA 98104

R. Michael Rouleau	c/o Coinstar, Inc.
1800 114th Avenue S.E.
Bellevue, WA 98004

Robert D. Sznewajs	West Coast Bancorp
5335 Meadows Road, Suite 201
Lake Oswego, OR 97035

Ronald B. Woodard	c/o Coinstar, Inc.
1800 114th Avenue S.E. Bellevue, WA 98004

Officers and Employees

The following table sets forth the names of our executive officers (other than Mr. Cole who is listed above) and other employees who may be deemed “participants” in our solicitation. The principal occupation refers to such person’s position with Coinstar, and the business address is Coinstar, Inc., 1800 114th Avenue S.E., Bellevue, Washington 98004.

Name	Principal Occupation

Brian V. Turner	Chief Financial Officer
Paul D. Davis	Chief Operating Officer
Donald R. Rench	General Counsel and Corporate Secretary
James C. Blakely	Senior Vice President, Sales
Marci Maule	Director, Public Relations
Denise Rubin	Corporate Vice President, Human Resources

Information Regarding Ownership of the Company’s Securities by Participants

Except as described in this Appendix I or otherwise in the Proxy Statement, none of the persons listed above in “Directors and Nominees” and “Officers and Employees” owns any shares of Coinstar common stock of record that he or she does not also own beneficially. The number of shares of Coinstar common stock beneficially owned by certain of the persons listed above in “Directors and Nominees” and “Officers and Employees” as of March 31, 2008, is set forth in section “Security Ownership of Certain Beneficial Owners, Directors, and Management.” The number of shares of Coinstar common stock beneficially held by each of the other persons listed above in “Directors and Nominees” and “Officers and Employees” as of March 31, 2008, is set forth below.

Number of Shares
Beneficially
Name	Owned

Donald R. Rench	84,407(1)
Marci Maule	10,993(2)
Denise Rubin	23,367(3)

(1)	Includes (a) 72,264 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2008, (b) 4,645 shares of unvested restricted stock, and (c) 3,046 shares held by Mr. Rench’s spouse.

(2)	Includes 10,049 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2008.

(3)	Includes (a) 19,246 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2008 and (b) 2,857 shares of unvested restricted stock.

Information Regarding Ownership of Coinstar’s Securities by Participants

The following table sets forth purchases or sales of Coinstar common stock during the past two years ending March 31, 2008 by each person who is or may be deemed to be a participant. Unless otherwise indicated, all transactions were in the public market and none of the purchase price or market value of the shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

			Number of
			Shares of
			Common Stock
			Acquired
Name	Date	Transaction Description	(Disposed)

Directors and Nominees
Deborah L. Bevier	3/31/2006	Share Grant	434	(1)
	6/8/2006	Restricted Stock Grant	1,500	(2)
	6/8/2006	Stock Option Grant	8,500	(2)
	6/4/2007	Restricted Stock Grant	2,347	(2)
	6/4/2007	Stock Option Grant	2,934	(2)

David W. Cole	12/12/2006	Shares Withheld for Taxes	(794	)(3)
	1/13/2007	Shares Withheld for Taxes	(1,685	)(3)
	2/2/2007	Restricted Stock Grant	12,500
	2/2/2007	Option Grant	72,500
	12/12/2007	Shares Withheld for Taxes	(794	)(3)
	1/13/2008	Shares Withheld for Taxes	(1,643	)(3)
	2/2/2008	Shares Withheld for Taxes	(827	)(3)
	2/20/2008	Restricted Stock Grant	14,306
	2/20/2008	Option Grant	78,334
	2/20/2008	Shares Withheld for Taxes	(566	)(3)

				Number of
				Shares of
				Common Stock
				Acquired
Name	Date		Transaction Description	(Disposed)

David M. Eskenazy	6/8/2006		Restricted Stock Grant	1,500	(2)
	6/8/2006		Stock Option Grant	8,500	(2)
	11/17/2006		Open Market Sale	(5,000)
	11/20/2006		Open Market Sale	(2,000)
	6/4/2007		Restricted Stock Grant	2,347	(2)
	6/4/2007		Option Grant	2,934	(2)

Keith D. Grinstein	6/8/2006		Restricted Stock Grant	1,500	(2)
	6/8/2006		Option Grant	13,500	(2)
	6/4/2007		Restricted Stock Grant	3,286	(2)
	6/4/2007		Option Grant	4,191	(2)

R. Michael Rouleau	6/4/2007		Restricted Stock Grant	2,347	(2)
	6/4/2007		Option Grant	2,934	(2)

Robert D. Sznewajs	6/8/2006		Restricted Stock Grant	1,500	(2)
	6/8/2006		Option Grant	8,500	(2)
	6/4/2007		Restricted Stock Grant	2,347	(2)
	6/4/2007		Option Grant	2,934	(2)

Ronald B. Woodard	6/8/2006		Restricted Stock Grant	1,500	(2)
	6/8/2006		Option Grant	8,500	(2)
	6/4/2007		Restricted Stock Grant	2,347	(2)
	6/4/2007		Option Grant	2,934	(2)
Executive Officers (other than Mr. Cole who is listed above)

James C. Blakely	12/12/2006		Shares Withheld for Taxes	(113	)(3)
	1/13/2007		Shares Withheld for Taxes	(115	)(3)
	2/2/2007		Restricted Stock Grant	2,000
	2/2/2007		Option Grant	22,500
	12/12/2007		Shares Withheld for Taxes	(113	)(3)
	1/13/2008		Shares Withheld for Taxes	(115	)(3)
	2/2/2008		Shares Withheld for Taxes	(164	)(3)
	2/20/2008		Restricted Stock Grant	3,255
	2/20/2008		Shares Withheld for Taxes	(121	)(3)
	2/20/2008		Option Grant	19,578

Paul D. Davis	4/7/2008	(4)

Donald R. Rench	12/12/2006		Shares Withheld for Taxes	(93	)(3)
	1/13/2007		Shares Withheld for Taxes	(107	)(3)
	2/2/2007		Restricted Stock Grant	2,100
	2/2/2007		Option Grant	12,850
	8/15/2007		Open Market Sale	(4,869	)(5)
	12/12/2007		Shares Withheld for Taxes	(93	)(3)
	1/13/2008		Shares Withheld for Taxes	(107	)(3)
	2/2/2008		Shares Withheld for Taxes	(172	)(3)
	2/20/2008		Restricted Stock Grant	2,388
	2/20/2008		Shares Withheld for Taxes	(111	)(3)
	2/20/2008		Option Grant	13,516

			Number of
			Shares of
			Common Stock
			Acquired
Name	Date	Transaction Description	(Disposed)

Brian V. Turner	12/12/2006	Shares Withheld for Taxes	(662	)(3)
	1/13/2007	Shares Withheld for Taxes	(1,194	)(3)
	2/2/2007	Restricted Stock Grant	7,000
	2/2/2007	Option Grant	37,500
	12/3/2007	Open Market Purchase	500
	12/4/2007	Open Market Purchase	500
	12/12/2007	Shares Withheld for Taxes	(662	)(3)
	1/13/2008	Shares Withheld for Taxes	(1,191	)(3)
	2/2/2008	Shares Withheld for Taxes	(463	)(3)
	2/20/2008	Restricted Stock Grant	7,388
	2/20/2008	Shares Withheld for Taxes	(289	)(3)
	2/20/2008	Option Grant	42,506
Other Employees

Marci Maule	2/2/2007	Option Grant	700
Denise Rubin	11/13/2006	Open Market Sale	(16,066)
	12/12/2006	Shares Withheld for Taxes	(67	)(3)
	1/13/2007	Shares Withheld for Taxes	(82	)(3)
	2/2/2007	Restricted Stock Grant	1,175
	2/2/2007	Option Grant	9,250
	12/12/2007	Shares Withheld for Taxes	(67	)(3)
	1/13/2008	Shares Withheld for Taxes	(82	)(3)
	2/2/2008	Shares Withheld for Taxes	(96	)(3)
	2/20/2008	Restricted Stock Grant	1,396
	2/20/2008	Shares Withheld for Taxes	(56	)(3)
	2/20/2008	Option Grant	8,768

(1)	Shares received in lieu of non-employee director cash fees.

(2)	Equity award to non-employee directors pursuant to Coinstar’s non-employee director program administered under Coinstar’s 1997 Amended and Restated Equity Incentive Plan.

(3)	Shares withheld on vesting of a previously granted restricted stock award.

(4)	Effective April 7, 2008, Mr. Davis became Coinstar’s Chief Operating Officer. On April 7, 2008, he received a stock option for 100,000 shares and a restricted stock grant for 10,000 shares.

(5)	Reflects a sale of shares by Mr. Rench’s spouse who was an employee of Coinstar. On February 2, 2007, Mr. Rench’s spouse received a stock option to purchase 560 shares that is not included in the table above because it terminated on June 8, 2007, the date Mr. Rench’s spouse terminated employment with Coinstar.

Miscellaneous Information Regarding Participants

Except as described in this Appendix I or this Proxy Statement, neither any participant nor any of their respective associates or affiliates (together, the “Participant Affiliates”), is either a party to any transaction or series of transactions since January 1, 2007, or has knowledge of any current proposed transaction or series of proposed transactions, (i) to which Coinstar or any of its subsidiaries was or is to be a participant, (ii) in which the amount involved exceeds $120,000, and (iii) in which any participant or Participant Affiliate had, or will have, a direct or indirect material interest. Furthermore, except as described in this Appendix I or elsewhere in this Proxy Statement, (i) no participant or Participant Affiliate directly or indirectly beneficially owns any securities of Coinstar or any securities of any subsidiary of Coinstar and (ii) no participant owns any securities of Coinstar of record but not beneficially.

Except as described in this Appendix I or this Proxy Statement, no participant or Participant Affiliate has any arrangements or understandings with any person with respect to any future employment by Coinstar or any of its affiliates or any future transaction to which Coinstar or any of its affiliates will or may be a party.

Except as described in this Appendix I or in this Proxy Statement, no participant or Participant Affiliate is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of Coinstar, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as described in this Appendix I or in this Proxy Statement, and excluding any director or executive officer of Coinstar acting solely in that capacity, no person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

YOUR VOTE IS IMPORTANT Please complete, date, sign and mail your proxy card in the envelope provided as soon as possible. TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE COINSTAR, INC. PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, JUNE 3, 2008 The undersigned hereby appoints Keith D. Grinstein and Donald R. Rench, and each of them, as proxies P of the undersigned, with full power of substitution, to vote all of the shares of Coinstar, Inc. held of record by the undersigned on April 11, 2008 at the Annual Meeting of Stockholders of Coinstar, Inc. to be R held at Coinstar’s, corporate offices located at 1800 114th Avenue S.E., Bellevue, Washington 98004 on Tuesday, June 3, 2008, at 10:00 a.m. local time and at any and all postponements, continuations, O and adjournments thereof, with all powers that the undersigned would possess if personally present, on and in respect of the matters listed on the reverse side and in accordance with the instructions designated on the reverse side, with discretionary authority as to any and all other matters that may X properly come before the meeting including matters incidental to the conduct of the meeting. IMPORTANT—PLEASE DATE AND SIGN ON THE OTHER SIDE. Y UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON ALL PROPOSALS REFERRED TO ON THE REVERSE SIDE. Please vote by telephone or by internet or by marking, signing, dating, and returning this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States. (Continued and to be signed on other side)

COINSTAR, INC. OFFERS STOCKHOLDERS OF RECORD THREE WAYS TO VOTE YOUR PROXY Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week. TELEPHONE VOTING INTERNET VOTING VOTING BY MAIL T h i s m e t h o d o f v o t i n g i s Visit the internet voting website Simply sign and date your available for residents of the at http://proxy.georgeson.com. proxy card and return it in U.S. and Canada. On a touchtone Have this proxy card ready and the postage-paid envelope telephone, call TOLL FREE follow the instructions on your to Georgeson Inc., Wall Street 1-866-219-9663, 24 hours a day, screen. You will incur only your Station, P.O. Box 1101, New 7 days a week. Have this proxy usual internet charges. Available York, NY 10269-0666. If you c a r d r e a d y , t h e n f o l l o w t h e 24 hours a day, 7 days a week are voting by telephone or the prerecorded instructions. Your until 11:59 p.m. Eastern Time on n i ternet, please do not mail vote will be confirmed and cast June 2, 2008. your proxy card. as you have directed. Available 24 hours a day, 7 days a week until 11:59 p.m. Eastern Time on June 2, 2008. ___DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED ONLY IF YOU ARE VOTING BY MAIL ___X Please mark votes as in this example. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE DIRECTOR NOMINEES LISTED BELOW IN PROPOSAL 1 AND FOR PROPOSAL 2. Vote on Directors: To withhold authority to vote for any individual Proposal 1: Elect three directors for a term expiring in 2011: nominee(s), mark For All Except and write the 01) Deborah L. Bevier WITHHOLD FOR ALL number(s) of the nominee(s) on the line below. FOR ALL ALL EXCEPT 02) David M. Eskenazy 03) Robert D. Sznewajs Vote on Proposal 2: FOR AGAINST ABSTAIN Proposal 2: To ratify the appointment of KPMG LLP as independent auditors. THE PROXIES SHALL HAVE DISCRETIONARY AUTHORITY TO VOTE ON ANY AND ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. Dated: , 2008 Signature Signature if held jointly Tit le or Authority Please sign exactly as your name appears on your stock certificate. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person. Receipt of the notice of meeting and Proxy Statement is hereby acknowledged.